Exhibit 10.14

Execution Version

VAN NESS

BOSTON, MASSACHUSETTS

LEASE

FROM

BOYLSTON WEST LLC

TO

DECIBEL THERAPEUTICS, INC.

TABLE OF CONTENTS

ARTICLE I Basic Lease Provisions and Enumerations of Exhibits		1

1.1	Introduction	1
1.2	Basic Data	1
1.3	Enumeration of Exhibits	6

ARTICLE II Premises		7

2.1	Demise and Lease of Premises	7
2.2	Appurtenant Rights and Reservations	10
2.3	Tenant’s Right of First Offer	11

ARTICLE III Lease Term and Extension Options		13

3.1	Term	13
3.2	Extension Option	13

ARTICLE IV Condition of Premises; Alterations		15

4.1	Preparation of Premises	15

ARTICLE V Annual Fixed Rent and Electricity		17

5.1	Fixed Rent	17
5.2	Payment of Electricity and HVAC Charges	18

ARTICLE VI Taxes		18

6.1	Definitions	18
6.2	Tenant’s Share of Real Estate Taxes	20
6.3	Reserved	21
6.4	I-Cubed	21

ARTICLE VII Landlord’s Repairs and Services and Tenant’s Escalation Payments		21

7.1	Structural Repairs	21
7.2	Other Repairs to be Made by Landlord	21
7.3	Services to be Provided by Landlord; Cleaning of Premises	22
7.4	Operating Expenses Defined	23
7.5	Tenant’s Payments	27
7.6	No Damage	29
7.7	Sustainability	30

ARTICLE VIII Tenant’s Repairs		30

8.1	Tenant’s Repairs and Maintenance	30

ARTICLE IX Alterations		31

9.1	Landlord’s Approval	31
9.2	Conformity of Work	33
9.3	Performance of Work, Governmental Permits and Insurance	33
9.4	Liens	34
9.5	Nature of Alterations	34
9.6	Increases in Taxes	37

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ARTICLE X Parking		37

10.1	Parking Privileges	37
10.2	Parking Charges	37
10.3	Garage Operation	37
10.4	Limitations	38

ARTICLE XI Certain Tenant Covenants		38

ARTICLE XII Assignment and Subletting		45

12.1	Restrictions on Transfer	45
12.2	Tenant’s Notice	46
12.3	Landlord’s Termination Right	46
12.4	Consent of Landlord	47
12.5	Exceptions	48
12.6	Profit on Subleasing or Assignment	49
12.7	Additional Conditions	50

ARTICLE XIII Indemnity and Insurance		51

13.1	Tenant’s Indemnity	51
13.2	Tenant’s Risk	52
13.3	Tenant’s Commercial General Liability Insurance	53
13.4	Tenant’s Property Insurance	53
13.5	Tenant’s Other Insurance	54
13.6	Requirements for Tenant’s Insurance	54
13.7	Additional Insureds	55
13.8	Certificates of Insurance	55
13.9	Subtenants and Other Occupants	55
13.10	No Violation of Building Policies	56
13.11	Tenant to Pay Premium Increases	56
13.12	Landlord’s Insurance	56
13.13	Waiver of Subrogation	57
13.14	Tenant’s Work	58

ARTICLE XIV Fire, Casualty and Taking		58

14.1	Damage Resulting from Casualty	58
14.2	Uninsured Casualty	60
14.3	Rights of Termination for Taking	60
14.4	Award	61

ARTICLE XV Default		61

15.1	Tenant’s Default	61
15.2	Termination; Re-Entry	63
15.3	Continued Liability; Re-Letting	63
15.4	Liquidated Damages	64
15.5	Waiver of Redemption	65
15.6	Landlord’s Default	65

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ARTICLE XVI Miscellaneous Provisions		67

16.1	Waiver	67
16.2	Cumulative Remedies	67
16.3	Quiet Enjoyment	67
16.4	Surrender	68
16.5	Brokerage	68
16.6	Invalidity of Particular Provisions	69
16.7	Provisions Binding, etc	69
16.8	Recording; Confidentiality	69
16.9	Notices and Time for Action	70
16.10	When Lease Becomes Binding and Authority	70
16.11	Paragraph Headings	71
16.12	Rights of Mortgagee	71
16.13	Rights of Ground Lessor	72
16.14	Notice to Mortgagee and Ground Lessor	72
16.15	Assignment of Rents	72
16.16	Status Report and Financial Statements	74
16.17	Self-Help	74
16.18	Holding Over	75
16.19	Entry by Landlord	75
16.20	Tenant’s Payments	76
16.21	Late Payment	76
16.22	Counterparts	77
16.23	Entire Agreement	77
16.24	Landlord Liability	77
16.25	No Partnership	78
16.26	Letter of Credit	78
16.27	Governing Law	79
16.28	Waiver of Trial by Jury	79
16.29	Signage	80
16.30	Rooftop Equipment	80

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VAN NESS

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which Landlord and Tenant are the parties hereinafter named, and which relates to space in the building known as Van Ness, Boston, Massachusetts.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

Basic Lease Provisions and Enumerations of Exhibits

1.1	Introduction

The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2	Basic Data

Date of this Lease:	July 20, 2016

Landlord:	Boylston West LLC, a Delaware limited liability company

Present Mailing Address of Landlord:	c/o Samuels & Associates 136 Brookline Avenue Boston, MA 02215

Landlord’s Construction Representative:	Charlie Rollins

Tenant:	Decibel Therapeutics, Inc., a Delaware corporation

Present Mailing Address of Tenant:	215 First Street, 4[t]h Floor Cambridge MA, 02142

Tenant’s Construction Representative:	John Keilty

Landlord’s Contribution:	Up to $5,302,770.00 (i.e., $165.00 per rentable square foot of the Premises).

Landlord’s Fit Plan Contribution:	Up to $3,213.80 (i.e., $.10 per rentable square foot of the Premises)

Term or Lease Term: (sometimes	The period of time commencing on the

called the “Original Lease Term”)	Commencement Date, as hereinafter defined, and expiring on the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date, unless extended or sooner terminated as hereinafter provided.

Extension Option:	One (1) period of five (5) years as provided in and on the terms set forth in Section 3.2 hereof.

Commencement Date:	As defined in Section 3.1 hereof.

Rent Commencement Date:	June 15, 2017, as may be extended pursuant to Section 4.1.

Premises:	The “Premises” shall consist of the Fifth Floor Area and the Lab Support Area, each as further described below.

Fifth Floor Area:

The entire Rentable Floor Area of the fifth (5th) floor of the Office Area, in accordance with the floor plan annexed hereto as Exhibit D and incorporated herein by reference, as further defined and limited in Section 2.1 hereof, along with the exclusive right to use the Terrace Area, as defined in Section 2.1 (B).

Lab Support Area:

Two areas on the first (1st) floor and the fourth (4th) floor of the Building each as shown on Exhibit D and incorporated herein by reference, as further defined and limited in Section 2.1 hereof

Rentable Floor Area of the Premises:	32,138 rentable square feet, consisting of approximately, 31,633 rentable square feet in the Fifth Floor Area and approximately 505 rentable square feet in the Lab Support Area, subject to adjustment pursuant to Section 2.1(C).

Annual Fixed Rent:	(a) During the Original Lease Term:

Period of Time	Annual Fixed Rent	Monthly Fixed Rent
Commencement Date day immediately preceding the Rent Commencement Date:	$-0-	$-0-
Lease Year 1:	$2,088,970.00	$174,080.83
Lease Year 2:	$2,151,639.10	$179,303.26
Lease Year 3:	$2,216,188.27	$184,682.36
Lease Year 4:	$2,282,673.92	$190,222.83
Lease Year 5:	$2,351,154.14	$195,929.51
Lease Year 6:	$2,421,688.76	$201,807.40
Lease Year 7:	$2,494,339.43	$207,861.62
Lease Year 8:	$2,569,169.61	$214,097.47
Lease Year 9:	$2,646,244.70	$220,520.39
Lease Year 10:	$2,725,632.04	$227,136.00

(b) During the Extension Term, Annual Fixed Rent shall be as set forth in Section 3.2.

Lease Year:	A period of twelve (12) consecutive calendar months beginning on the Rent Commencement Date or an anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Rent Commencement Date and end on the last day of the month containing the first anniversary of the Rent Commencement Date, and each succeeding Lease Year shall begin on the day following the last day of the prior Lease Year.

Tenant Electricity:	See Section 5.2

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, other than Annual Fixed Rent.

Office Area:	For the purposes of this Lease, the Office Area shall mean the “Office Unit” identified in those certain plans entitled Boylston West, Boston, Massachusetts, Amended and Restated Vertical Subdivision Plan of Land, dated January 21, 2015 and recorded with the Suffolk County Registry of Deeds in Plan Book 2105, Page 23, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time. The Office Area shall not include any areas which are to be leased for retail, restaurant, residential or entertainment purposes, nor shall it include the parking facilities located within the Project.

Project:	For purposes of this Lease, the Project shall mean the land described on Exhibit A and the buildings, garages, together with all common areas and other improvements thereon, commonly known as “Van Ness”. Tenant acknowledges that the Project is a mixed use project consisting of retail areas, office buildings, residential buildings and other commercial uses and may be altered, expanded, reduced or otherwise changed from time to time and that Landlord reserves the right to modify the Project, to change the uses thereof, and to designate areas of the Project as common areas or as areas for the exclusive use of one or more occupants or one or more uses; provided, however, that any such alteration, expansion or reduction shall not cause any material interference with Tenant’s use of the Premises. The Project is a project approved and undertaken under Chapter 121A of the Massachusetts General Laws and Chapter 652 of the Acts of 1960, both as amended. This Lease shall be subject and subordinate to any and all agreements and undertakings which Landlord makes in connection with the designation of the Project as a project under said laws and Landlord shall furnish to Tenant a copy of such designation which Tenant shall not violate. It is also contemplated that the Project will be subject to a certain Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions made by Landlord recorded in the Suffolk County Registry of Deeds in Book 53991, Page 132, as the same may be amended or modified from time to time (the “Declaration”).

Landlord may determine to establish a condominium in which the Premises will be located. If Landlord determines to establish a condominium, then this Lease shall be subject and subordinate to all of the documents creating the condominium. Notwithstanding anything to the contrary contained in this Lease, the condominium documents, and any modifications thereto, shall not limit Tenant’s rights or increase Tenant’s obligations hereunder.

Permitted Use:	Fifth Floor Area: General office purposes and research and development and laboratory purposes (which may include a vivarium occupying not more than 4,500 rentable square feet), including accessory storage use, and other lawfully permitted uses ancillary to the foregoing uses.

Lab Support Area: Storage use accessory to research and development and laboratory use.

Broker:	T3 Realty Advisors and CBRE New England

Security Deposit:	$1,044,484.98, in the form of a Letter of Credit.

Tenant’s Normal Business Hours:	8 a.m. to 6 p.m. on Monday through Friday, holidays excepted.

1.3	Enumeration of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A	—	Legal Description of the Project

Exhibit B-1	—	Work Agreement

Exhibit B-2	—	Tenant Plan and Working Drawing Requirements

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plans of Fifth Floor Area and Lab Support Area

Exhibit D-1	—	Floor Plan of Terrace Area

Exhibit D-2	—	Floor Plan of RFO Premises

Exhibit E	—	Form of Declaration Affixing the Commencement Date of Lease

Exhibit F	—	Landlord’s Work

Exhibit G	—	Forms of Lien Waivers

Exhibit H	—	Broker Determination of Prevailing Market Rent

Exhibit I	—	List of Mortgages

Exhibit J	—	Form of Letter of Credit

Exhibit K	—	Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit L	—	I Cubed Required Information

Exhibit M	—	List of Tenant’s Hazardous Materials

Exhibit N	—	Schedule of Certain System Repair and Maintenance Responsibilities

ARTICLE II

Premises

2.1	Demise and Lease of Premises

(A)

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Office Area for the Lease Term, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Office Area, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Without limiting the foregoing, the Premises extend to the middle of any interior demising walls. Tenant hereby agrees with Landlord that, upon the request of Landlord made from time to time, Tenant shall relocate from the Lab Support Area then demised to Tenant under this Lease (the “Original Lab Support Area”) to other premises (the “Relocated Lab Support Area”) within the Office Area and upon such relocation the Relocated Lab Support Area shall become the Lab Support Area demised under this Lease and wherever the term “Premises” is used herein the same thereafter shall include the Relocated Lab Support Area. Landlord shall provide Tenant sixty (60) days prior notice of any such relocation. Landlord, at its sole cost and expense, shall perform the partitioning of the Relocated Lab Support Area and shall place the same into substantially equivalent condition to that in which the Original Lab Support Area were in prior to such relocation, and Landlord shall also reimburse Tenant for Tenant’s reasonable out-of-pocket moving expenses in so relocating to the Relocated Lab Support Area upon billing therefor from Tenant, which billing shall include reasonable evidence thereof in the form of paid invoices, receipts and the like. Tenant shall not be required to vacate the Original Lab Support Area and to relocate to the Relocated Lab Support Area until the Relocated Lab Support Area shall be substantially complete, subject to punch list items and items of long lead time, and in a condition that permits Tenant uninterrupted use of the Lab Support Area. Upon any such relocation Tenant shall enter into an amendment to this Lease confirming such relocation, but Tenant’s failure to enter into such amendment shall not affect in any manner the relocation of the Lab Support Area demised under this Lease from the Original Lab Support Area to the Relocated Lab Support Area.

(B)

Terrace Area. During the Lease Term, Tenant has the exclusive right to use the terrace area adjacent to the Premises on the fifth (5th) floor of the Office Area (the “Terrace Area”) shown on Exhibit D-1, subject to the terms and conditions set forth herein. Landlord reserves the right to enter into the Terrace Area for the purpose of repair, and maintenance of the Office Area, window washing, and all other purposes permitting Landlord access to the Premises under this Lease. Tenant shall accept the Terrace Area on the Commencement Date in its then “as-

is” condition, and Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Terrace Area for Tenant’s use.

Unless otherwise set forth in this Section 2.1(B), all terms and provisions of this Lease shall be applicable to the Terrace Area as though the Terrace Area were part of the Premises, except that (i) Landlord need not supply any services to the Terrace Area, (ii) Tenant shall not be entitled to any additional allowances or other inducements with respect to the Terrace Area, and (iii) Tenant shall have no obligation to pay Fixed Rent or Operating Expenses Allocable to the Premises with respect to the Terrace Area. Without limitation, the provisions of Article XIII (Indemnity and Insurance) shall apply as though the Terrace Area were part of the Premises, and Tenant’s insurance and indemnities required or provided for thereunder shall specifically include the Terrace Area.

Notwithstanding anything set forth in Article XII of the Lease to the contrary, Tenant shall not assign, sublease, transfer or encumber its interest in the Terrace Area or grant any license, concession or other right of occupancy or permit the use of the Terrace Area by any party other than Tenant, except in connection with a sublease of other portions of the Premises or an assignment of this Lease consented to by Landlord or otherwise permitted under this Lease.

Landlord agrees to maintain and repair the Terrace Area in the same manner as Landlord is required to maintain the common areas of the Office Area, and the cost and expense of such maintenance and repair may be included in Operating Expenses. Any repairs or ordinary maintenance of the Terrace Area resulting from (i) Tenant’s use and occupancy of the Terrace Area in violation of this Section 2.1(B), (ii) the negligence or willful misconduct of Tenant or its agents, contractors, subcontractors, employees, subtenants, invitees or licensees, or (iii) alterations made to the Terrace Area by or on behalf of Tenant, shall be at Tenant’s cost and expense, and Tenant shall reimburse Landlord for the cost so incurred within thirty (30) days after Landlord’s written demand therefor.

Tenant’s use of the Terrace Area shall be subject to all of the following terms and conditions:

(1)     The Terrace Area shall be for the exclusive use of Tenant and Tenant’s employees, agents, contractors, sublessees and guests.

(2)     Tenant shall not make or cause or permit to be made any alterations, additions, renovations, improvements or installations in or to the Terrace Area or place any furniture or equipment in or on the Terrace Area without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(3)     Tenant shall keep the Terrace Area in a clean, neat and orderly condition, free of trash. The Terrace Area shall be used in compliance with all applicable all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and Landlord’s rules and regulations in effect from time to time and provided to Tenant. Without limitation, such rules and regulations shall include the following: (i) no smoking shall be permitted on the Terrace Area; (ii) no one shall lean over the edge of the Terrace Area at any time, (iii) nothing shall be hung on or displayed from the Terrace Area railings, (iv) no one shall throw, sweep, shovel or otherwise dispose of any items over the edge of the Terrace Area, and (v) Tenant shall use commercially reasonable efforts to ensure that nothing is permitted to blow around on or fall off of the Terrace Area at any time.

(4)     If Landlord provides Tenant with written notice that a material violation of the Terrace Area rules and regulations has occurred, and within six (6) months thereafter, the same or a similar violation repeatedly occurs, Landlord shall have the right to revoke Tenant’s right to use the Terrace Area effective upon written notice to Tenant.

(5)     Tenant shall not use the Terrace Area for any purpose which is unsafe or otherwise may create a hazardous condition or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage for the Office Area.

(6)     Upon the expiration or earlier termination of the Lease Term, Tenant shall completely vacate and surrender the Terrace Area to Landlord broom-clean, in good order and condition, ordinary wear and tear excepted, and empty of all personalty and other removable items placed therein by or on behalf of Tenant.

(C)    The parties acknowledge that the Rentable Floor Area of the Lab Support Area may be adjusted during the preparation of Tenant’s Plans and the performance of Tenant’s Work (as hereinafter defined) to accommodate an increase or decrease in Rentable Floor Area, as mutually agreed upon by Landlord and Tenant and subject to the availability of space for an increase. Upon Tenant’s written request made within sixty (60) days after substantial completion of Tenant’s Work by Tenant, Landlord shall cause Landlord’s architect to determine the Rentable Floor Area of the Lab Support Area in accordance with the Building standard method of measurement. If the Lab Support Area, as so measured, has a Rentable Floor Area other than 505 square feet, then the Rentable Floor Area of the Premises, Annual Fixed Rent and Landlord’s Contribution shall all be adjusted to reflect the adjustment in the Rentable Floor Area of the Lab Support Area as determined by such measurement. In the event that either Landlord or Tenant has made any payments of Annual Fixed Rent or Landlord’s Contribution prior to such adjustment, the next payment of such Annual Fixed Rent or Landlord’s Contribution, as applicable, shall be adjusted to account for any prior underpayment or overpayment. Landlord and Tenant shall within thirty (30) days after such measurement, execute and return a lease amendment effective as of the date of this Lease, confirming the necessary adjustments, however, the execution of such amendment shall not be a condition to the effectiveness of such adjustments.

2.2	Appurtenant Rights and Reservations

Subject to Landlord’s right to change or alter any of the following in Landlord’s reasonable discretion as herein so long as Tenant’s use of and access to the Premises is not materially adversely affected, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Office Area as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Office Area from time to time made by Landlord of which Tenant is given written notice: (a) the common lobbies, corridors, stairways, and elevators of the Office Area, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas serving the Office Area and the common walkways and driveways necessary for access to the Office Area, (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (d) the plazas and other common areas of the Project as Landlord makes the same available from time to time; and no other appurtenant rights and easements. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Office Area or to the Premises. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its sole discretion. The Office Area is currently served by Verizon and Comcast for telephone and data services.

Landlord reserves for its benefit the right from time to time, without unreasonable interference with Tenant’s use of, or access to the Premises,: (a) to enter upon the Premises to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Office Area, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Office Area, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Office Area, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord shall give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

Landlord reserves and excepts for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, the Office Area and all other structures and improvements and plazas and common areas in the Project, except that at all times during the term of this Lease Tenant shall have a reasonable means of access from a public street to the Premises. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion Landlord, shall have the right to change and rearrange the plazas and other common areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord, as the case may be, shall have the right to make changes in, additions to and eliminations from the Office Area and other structures and improvements in the Project the Premises excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Office Area and Premises twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, subject to Force Majeure, and such modifications shall not materially and adversely interfere with Tenant’s use of and access to the Premises. Landlord is not under any obligation to permit individuals without proper building identification to enter the Office Area after 6:00 p.m.

2.3	Tenant’s Right of First Offer.

(A)

On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time that Landlord delivers Landlord’s RFO Notice, as hereinafter defined, or on the Effective RFO Commencement Date, as hereinafter defined, (i) there exists no “Event of Default”, (ii) this Lease is still in full force and effect, and (iii) Tenant or a Permitted Transferee (as hereinafter defined) shall actually occupy the entire Premises, Tenant shall have the right (the “RFO Right”) to lease the RFO Premises, as hereinafter defined, when the RFO Premises become available for lease to Tenant, as hereinafter defined, prior to the date that is five (5) years prior to the then-scheduled expiration date of the Term (as such expiration date may be extended pursuant to Section 3.2 of this Lease); provided, however, it shall be a condition of Tenant’s right to lease the RFO Premises if the RFO Premises becomes available to lease during the period arising after the date that is five (5) years prior to the expiration of the then current Term of the Lease, that Tenant has at least one extension option that has not lapsed unexercised and that Tenant has previously or simultaneously properly exercised such option to extend. Subject only to Section 2.3(F), the RFO Right shall be a one-time right only.

(B)

“RFO Premises” shall be 9,005 square feet on the fourth (4th) floor of the Office Area, as shown on Exhibit D-2 attached hereto, when such area becomes “available for lease”, as hereinafter defined, prior to the date that is five (5) years prior to the then-scheduled expiration date of the Term (as such expiration date may be extended pursuant to Section 3.2 of this Lease). For the purposes of this Section 2.3, the RFO Premises shall be deemed to be “available for lease” if, during the Term, Landlord, in its sole judgment, determines that such area will become available for leasing, but only after the RFO Premises have been initially leased to an unaffiliated third party.

(C)

Landlord shall give Tenant written notice (“Landlord’s RFO Notice”) at the time that Landlord determines, as aforesaid, that the RFO Premises will become available for lease. Landlord’s RFO Notice shall set forth Landlord’s designation of the Annual Fixed Rent (the “Offered Fixed Rent”), the base year for Operating Expenses and Real Estate Taxes in respect of such RFO Premises, the commencement date in respect of the RFO Premises (the “RFO Commencement Date”) and any other terms applicable to the RFO Premises, taking into account the use of the RFO Premises as a combination laboratory and office space. Tenant shall have the right, exercisable upon written notice (“Tenant’s Exercise Notice”)

given to Landlord within twenty (20) days after the receipt of Landlord’s RFO Notice, to lease the RFO Premises. If Tenant fails timely to give Tenant’s Exercise Notice, Tenant shall have no further right to lease such RFO Premises pursuant to this Section 2.3. Upon the timely giving of such notice, Landlord shall lease and demise to Tenant and Tenant shall hire and take from Landlord, such RFO Premises, upon all of the same terms and conditions of the Lease except as hereinafter set forth.

(D)	The leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease, except as follows:

1.

The RFO Commencement Date shall be the later of: (x) the RFO Commencement Date in respect of such RFO Premises as set forth in Landlord’s RFO Notice or (y) the date that Landlord delivers vacant, broom clean possession of such RFO Premises to Tenant in the condition required hereunder.

2.	The Annual Fixed Rent with respect to such RFO Premises shall be the Offered Fixed Rent set forth in Landlord’s RFO Notice with respect to such RFO Premises.

3.

Tenant shall take such RFO Premises “as-is” in its then (i.e., as of the date of premises delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant’s occupancy.

4.

The leasing of the applicable RFO Premises shall be coterminous with the leasing of the balance of the Premises and the expiration date for the leasing of such RFO Premises shall be the expiration date of the Term.

(E)

Notwithstanding the fact that Tenant’s exercise of the above-described option to lease RFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of such RFO Premises, the Annual Fixed Rent payable in respect of such RFO Premises, and the base year for determining Operating Expense Charges and Real Estate Taxes in respect of such RFO Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the RFO Premises, unless otherwise specifically provided in such lease amendment.

(F)

Notwithstanding anything to the contrary contained herein, if (i) Tenant was entitled to exercise its RFO Right but failed to deliver a Tenant’s Exercise Notice within the twenty (20) day period as provided in Section 2.3(C) above, and (ii) thereafter prior to entering into a lease (or leases) for the RFO Premises Landlord proposes to lease the RFO Premises to a prospective third-party tenant on terms that are “materially more favorable” than those set forth in the Landlord’s Notice previously delivered to

Tenant, then Tenant’s rights with respect to the RFO Premises shall be revived and Tenant shall once again have a RFO Right with respect to the RFO Premises. For purposes hereof, the terms offered to a prospect shall be deemed to be “materially more favorable” from those set forth in the Landlord’s RFO Notice if there is a reduction of more than ten percent (10%) in the “net effective rent” of the RFO Premises to the prospective tenant, when compared with the “net effective rent” for the RFO Premises under the Landlord’s RFO Notice. As used herein, the term “net effective rent” shall mean the net present value of the rent, additional rent, and other charges that would be payable to Landlord under the terms of any proposed lease for and with respect to that portion of the term of the proposed lease equal to the period from the commencement date of such proposed lease through the expiration date thereof, taking into account the use of the RFO Premises as a combination laboratory and office space, any construction allowance, the cost of any leasehold improvements proposed to be performed by Landlord, any free rent, and any other monetary inducements payable by Landlord under such proposed lease.

(G)

Notwithstanding anything herein to the contrary, Tenant’s RFO Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing as of the date hereof. As of the date hereof, the tenants with rights to the RFO Premises are United HealthCare Services, Inc. and Whoop, Inc.

(H)	Time is of the essence with respect to Tenant’s RFO Right.

ARTICLE III

Lease Term and Extension Options

3.1	Term

The Term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term”, unless sooner terminated or extended as herein provided. The Lease Term hereof shall commence on, and the Commencement Date shall be, the day on which the Premises are delivered by Landlord to Tenant broom clean, free and clear of all other tenants and occupants and in all other respects in its “as is,” “where is” condition.

As soon as may be convenient after the Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit E hereto, of a written Commencement Date Agreement in which the Commencement Date and specified Lease Term of this Lease shall be stated. If Tenant shall fail to execute such Agreement, the Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

3.2	Extension Option

(A)

On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Extended Term in question (i) there exists no

“Event of Default” (defined in Section 15.1), and (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty-five (35%) of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 12.5 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for one (1) period of five (5) years as hereinafter set forth. Such option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of such option.

(B)

If Tenant desires to exercise the option to extend the Term, then Tenant shall give written notice (“Exercise Notice”) to Landlord, not earlier than fifteen (15) months nor later than twelve (12) months prior to the expiration of the then Term of this Lease exercising the option to extend. Promptly after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for the Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit H) for the Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination for renewals of combination laboratory and office space in the Fenway, Longwood Medical Area and Cambridge markets. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the Extended Term shall be equal to Landlord’s Rent Quotation.

(C)

Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section 3.2 (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. In no event shall the Lease Term hereof be extended for more than five (5) years after the expiration of the Original Lease Term hereof.

ARTICLE IV

Condition of Premises; Alterations

4.1	Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and the scope of work attached hereto as Exhibit F, each made a part hereof.

Landlord shall, at Landlord’s cost and expense, perform the work set forth in the scope of work attached hereto as Exhibit F (“Landlord’s Work”). Landlord’s Work shall be performed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and using building standard materials of first and otherwise good quality. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s Work not later than the date upon which is sixty (60) days after Tenant commences beneficial use of the Premises for the Permitted Use, Tenant shall be deemed conclusively to have approved Landlord’s Work and shall have no claim that Landlord has failed to perform any of Landlord’s obligations. Landlord agrees to correct or repair, at its expense items which are then incomplete and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

Landlord shall provide Tenant with a list of requested Tenant’s program information for Tenant’s use of the Premises that is reasonably needed for Landlord to complete the design plans and specifications for Landlord’s Work, which list shall be reasonably detailed and include, without limitation, Tenant’s cooling, electrical and other utility capacity needs. By not later than ten (10) Business Days after the date that Landlord delivers such requested list of program information, Tenant shall deliver to Landlord such requested program information in sufficient detail to enable Landlord to complete the design plans and specifications for Landlord’s Work. If Landlord requests any additional information or clarifications from Tenant regarding Tenant’s programming or items of Tenant’s Work needed for the design or construction of Landlord’s Work, Tenant shall provide such information or respond to such inquiries, as reasonably requested, within three (3) Business Days after such written request. Tenant’s failure to timely provide the requested program information or respond to subsequent inquiries for additional information or clarifications shall constitute a Tenant Delay.

Upon the completion of such design plans and specifications or Landlord’s Work (the “Final Plans”), Landlord shall submit the Final Plans to Tenant for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed if the Final Plans conform to the specifications for Landlord’s Work set forth on Exhibit F. Tenant shall approve, or state its reason for disapproval, within five (5) Business Days after receipt thereof, or receipt of revisions to such Final Plans, if any. Such process shall be followed until the Final Plans shall have been approved by Tenant. The Final Plans as so approved by Tenant are herein referred to as the “Approved Plans.”

In the event Tenant requests any change, alteration or addition in the scope of Landlord’s Work after the date of this Lease (a “Tenant Change Order”), such change shall be subject to Landlord’s approval, which may be granted or denied in Landlord’s reasonable discretion. If a proposed Tenant Change Order is determined by Landlord in its reasonable discretion to likely increase the cost of the Landlord’s Work, then Landlord shall notify Tenant of Landlord’s estimate of such increased cost and Tenant may elect, within two (2) Business Days after such notice from Landlord (time being of the essence), to withdraw the proposed Tenant Change Order, in which case Landlord will not be obligated to implement the proposed Tenant Change Order and the proposed Tenant Change Order shall be null and void and of no further force or effect. If Tenant does not so withdraw the proposed Tenant Change Order, Tenant shall pay to Landlord the amount of the increased cost of Landlord’s Work resulting from any Tenant Change Order within thirty (30) days of written demand therefor, which demand shall include copies or any applicable receipts, invoices, and bills substantiating the cost of such Tenant Change Order.

Tenant acknowledges that Landlord’s Work will be performed and completed after the Premises are delivered by Landlord to Tenant and the Commencement Date has occurred. Landlord and Tenant shall (and shall direct their respective contractors to) in good faith coordinate such Landlord’s Work with Tenant’s Work to the extent possible. Landlord shall use good faith efforts to Substantially Complete Landlord’s Work no later than March 15, 2017 (the “Scheduled Substantial Completion Date”). Without limiting the foregoing, if Landlord has not Substantially Completed Landlord’s Work by the Scheduled Substantial Completion Date (as such date shall be extended for Tenant Delays and Force Majeure) for and with respect to each day from and after the Scheduled Substantial Completion Date and the date on which Landlord Substantially Completes Landlord’s Work, subject to this Section 4.1, as its sole and exclusive remedy on account thereof, the Rent Commencement Date shall be extended by one day. In addition, if Landlord has not Substantially Completed Landlord’s Work by May 1, 2017 (as such date shall be extended for Tenant Delays and Force Majeure, the “Outside Substantial Completion Date”), for and with respect to each day from and after the Outside Substantial Completion Date until the date on which Landlord Substantially Completes Landlord’s Work, as its sole and exclusive remedy on account thereof (but together with the extension of the Rent Commencement date set forth above), Tenant shall receive a credit against the Fixed Rent next becoming payable under this Lease in an amount equal to the per diem Fixed Rent payable the Premises. Notwithstanding anything to the contrary contained herein, the Scheduled Substantial Completion Date and the Outside Substantial Completion Date shall be extended, and there shall be no delay in the Rent Commencement Date or credit against Fixed Rent for any delay by Landlord in the Substantial Completion of Landlord’s Work arising out of or resulting from any Tenant Delay and/or Force Majeure.

Except as expressly set forth above, Landlord shall not be liable for any delay in completion of Landlord’s Work and Tenant shall not have any claim against Landlord by reason thereof. “Substantial Completion” or “Substantially Complete” shall mean the substantial completion of Landlord’s Work, excepting only (i) punch-list items which can be completed without material interference with or delay in the performance of Tenant’s Work, and (ii) any other items which because of the seasonal nature of the item (such as HVAC balancing) or in accordance with good construction practice, are not practicable to complete at such time. “Tenant Delay” shall mean any delay in the performance of Landlord’s Work arising out of or resulting from the following: (a) any Tenant Change Order or other changes, alterations or additions to Landlord’s Work requested by Tenant, (b) Tenant’s failure to deliver its program information within ten (10) Business Days after requested by Landlord or to timely deliver the information or respond to the inquires described in Section 4.1, (c) Tenant’s failure to respond to the Final Plans or revisions thereof within five (5) Business Days after delivery thereof, (d) dany delay and/or default on the part of Tenant or its agents, engineers, architects, or contractors, (e) any interference with the performance of Landlord’s Work by Tenant or any of its agents, engineers, architects, or contractors, or (f) any other action or inaction by Tenant or any of Tenant’s agents, engineers, architects, or contractors.

ARTICLE V

Annual Fixed Rent and Electricity

5.1	Fixed Rent

Tenant agrees to pay to Landlord, commencing on the Rent Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1112th) of the Annual Fixed Rent specified in Section 1.2 hereof and on the first day of each and every calendar month during the Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined in Section 3.2 for the Extended Term. Until written notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord as follows: c/o Samuels & Associates, 333 Newbury Street, Boston, Massachusetts 02115.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent, Operating Expenses Allocable to the Premises and the Tax Excess payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

Except as expressly otherwise set forth in this Lease, the Annual Fixed Rent, Additional Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement.

5.2	Payment of Electricity and HVAC Charges

The Premises shall be separately metered by Landlord prior to the Commencement Date and Tenant shall pay for all electricity charges directly to the supplier of the same. Tenant’s failure to make payment when due to the utility company, which failure continues for thirty (30) days, unless such payment is being contested in good faith, shall be considered to be a failure in the payment of rent hereunder for which, after the expiration of any applicable notice and cure periods, Landlord shall have all its rights and remedies under this Lease and at law and in equity. In the event the Premises are served, in whole or in part, by the central HVAC system provided by Landlord, but not measured by submeters, then Tenant agrees to pay the special charges therefor as allocated by Landlord using any reasonable method selected by Landlord. Tenant shall be responsible for payment on an overtime basis for Landlord’s provision of HVAC to the Premises beyond Tenant’s Normal Business Hours. Tenant shall give Landlord written notice by 12:00 noon each Friday as to any such needs for the following Saturday, Sunday or holiday. HVAC systems shall provide comfort levels for normal office use during Normal Business Hours and during any periods of Tenant’s properly noticed overtime use.

ARTICLE VI

Taxes

6.1	Definitions

With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:

(A)

“Tax Year” means the 12-month period beginning January 1 each year during the Lease Term or, if the appropriate City of Boston fiscal period or 6A Contract fiscal period shall begin on any date other than January 1, such other date.

(B)

“Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of Tenant’s Premises bears to 100% of the total Rentable Floor Area of the Office Area. As of the date of this Lease, the Landlord’s Tax Expenses Allocable to the Premises is 13.38%, which is the quotient of 31,833 rentable square feet in the Premises divided by 237,935 rentable square feet in the Office Area.

(C)

“Landlord’s Tax Expenses” means (x) during the term of any Section 6A agreement under Chapter 121A (“6A Contract”) affecting the Office Area, an amount equal to the Base Taxes, which amount shall be increased cumulatively by 3% per annum on January 1 of each year during the Term beginning on January 1, 2018; and (y) upon the expiration of any 6A Contract, with respect to any Tax Year, the aggregate “Real Estate Taxes” (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

(D)

“Real Estate Taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority on, or allocable to (i) the Office Area or (ii) the land, open areas, public areas and amenities, plazas, common areas and other non-leasable areas of the Project (but excluding the Garage and leasable retail area of the Project) which Landlord shall be obligated to pay because of or in connection with the ownership, leasing or operation of the Office Area and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Office Area, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Project is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Office Area, were the only property of Landlord. To the extent that the Office Area is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel, then Landlord shall make a reasonable allocation as to the amount of the real estate taxes that should be allocated to the Office Area for the purposes of determination of Tenant’s share of increases in real estate taxes under this Lease. The Landlord’s allocation, if made in good faith, shall be final. For the purposes of this Lease, real estate taxes shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law.

(E)

“Base Taxes” means (x) during the term of any 6A Contract entered into by Landlord with respect to the Office Area, an amount equal to $10.00 per square foot of Rentable Floor Area within the Office Area; and (y) upon the expiration of any 6A Contract, Landlord’s Tax Expenses (hereinbefore defined) for the then current Tax Year.

(F)	“Base Taxes Allocable to the Premises” means the same proportion of Base Taxes as the Rentable Floor Area of Tenant’s Premises bears to 100% of the total Rentable Floor Area of the Office Area.

(G)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

6.2	Tenant’s Share of Real Estate Taxes

With respect to any full Tax Year or fraction of a Tax Year falling within the Lease Term, the amount by which Landlord’s Tax Expenses Allocable to the Premises for a full Tax Year exceeds Base Taxes Allocable to the Premises or for any such fraction of a Tax Year exceeds the corresponding fraction of Base Taxes Allocable to the Premises (such amount being hereinafter referred to as the “Tax Excess”), Tenant shall pay to Landlord, as Additional Rent, the amount of such Tax Excess. Payments by Tenant on account of the Tax Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Tax Excess, ten (10) days at least before the day on which tax payments by Landlord would become delinquent. After Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail showing for the preceding year or fraction thereof, as the case may be, real estate taxes allocated to the Office Area, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of the Tax Excess, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund not theretofore recouped before the adjustments are made for the Tax Year.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

6.3	Reserved

6.4	I-Cubed

To assist in financing the Project, Landlord is seeking to enter the Massachusetts Infrastructure Investment Incentive Program (“I-Cubed”). In connection therewith, Landlord or an affiliate of Landlord has entered into an Infrastructure Investment Incentive Program Agreement with the City and the Commonwealth (as the same may be amended from time to time, the “I-Cubed Agreement”). To satisfy certain requirements of the I-Cubed Agreement, Landlord or its affiliate will be required to provide to the Commonwealth certain information which the Commonwealth requires to be obtained from tenants of the Project as more specifically set forth on Exhibit L (the “Required Information”). Tenant agrees, within thirty (30) days after Landlord’s written request therefor, to deliver to Landlord the Required Information, which may include, aggregate wages payable to employees, annual sales reports, and sales tax data in each case with respect to Tenant’s operation at the Premises. If Tenant fails to deliver the Required Information within such 30-day period, then the failure to do so shall constitute an Event of Default by Tenant hereunder, entitling Landlord to all remedies set forth herein. Furthermore, in the event Tenant fails to provide such Required Information, without limiting Landlord’s other rights and remedies, Tenant shall be responsible for all actual sums which Landlord is required to pay under such I-Cubed Agreement related to Tenant’s failure, and shall pay such sums to Landlord within thirty (30) days after demand by Landlord.

ARTICLE VII

Landlord’s Repairs and Services and Tenant’s Escalation Payments

7.1	Structural Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, keep and maintain, or cause to be kept and maintained, in good order, condition and repair the following portions of the Office Area: the structural portions of the roof, the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Office Area; provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the omission or negligence of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.

7.2	Other Repairs to be Made by Landlord

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, and except as otherwise provided in this Lease, and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to keep and maintain, or cause to be kept and maintained, in good order, condition and repair the base building systems, common areas and facilities of the Office Area, including heating, ventilating, air conditioning, plumbing and other Office Area systems equipment servicing the Premises, except that Landlord shall in no event be responsible to Tenant for (x) the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s) except to the extent such damage is due to the negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents, or (y) any condition in the Premises or the Office Area caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant, or (z) any specialized HVAC equipment installed by Tenant, which shall be Tenant’s responsibility. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Office Area or the Premises other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease.

7.3	Services to be Provided by Landlord; Cleaning of Premises

(A)

In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.5 and Tenant’s responsibilities in regard to electricity as provided in Section 5.2, Landlord agrees to furnish services, utilities, facilities and supplies as set forth in Exhibit C hereto equal in quality comparable to those customarily provided by landlords in comparable high quality mixed use office buildings in Boston. In addition, Landlord agrees to furnish, at Tenant’s expense, reasonable additional Office Area operation services which are usual and customary in similar buildings in Boston, and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Office Area services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

(B)

Notwithstanding any provision herein to the contrary, Tenant shall be responsible, at its sole cost and expense, for cleaning, janitorial and trash removal services and other biohazard disposal services for the laboratory areas of the Premises, which laboratory areas Tenant shall specifically designate as laboratory in a manner reasonably satisfactory to Landlord to enable Landlord and Landlord’s contractors to perform the services required hereunder to the office portions of the Premises only. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean.

7.4	Operating Expenses Defined

“Operating Expenses Allocable to the Premises” means the same proportion of the Operating Expenses for the Office Area (as hereinafter defined) as Rentable Floor Area of the Premises bears to 100% of the total Rentable Floor Area of the Office Area. Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances, including but not limited to, Force Majeure (as defined in Section 14.1), boycotts, strikes, conservation surcharges, embargoes or shortages, (ii) the cost of any “Permitted Capital Expenditures” (as defined hereinbelow in this Section 7.4) or (iii) any management fee in excess of 3% of the gross revenues of the Office Area. “Operating Expenses for the Office Area” means the cost of operation of the Office Area and the Office Area’s share of the cost of operating other areas of the Project as more specifically provided below in Section 7.4, including those incurred in discharging the obligations under Sections 7.2 and 7.3; however there shall be excluded from the Operating Expenses for the Office Area the cost of operation of the Garage. In addition, such costs shall exclude payments of debt service and any other mortgage charges, brokerage commissions, real estate taxes (to the extent paid pursuant to Section 6.2 hereof), and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation costs under the Declaration and:

(A)

compensation, wages and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining, managing, insuring or cleaning of the Office Area or the Project;

(B)	payments under service contracts with independent contractors for operating, maintaining or cleaning of the Office Area or the Project;

(C)

steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity charges paid by Tenant in the manner set forth in Section 5.2) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(D)	cost of maintenance, cleaning and repairs and replacements (other than repairs reimbursed from contractors under guarantees);

(E)	cost of snow removal and care of landscaping;

(F)	cost of building and cleaning supplies and equipment;

(G)

premiums for insurance carried with respect to the Office Area or the Project (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Office Area for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Office Area, including such insurance as may be required by the holder of such first mortgage);

(H)	management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the services rendered;

(I)

the Office Area’s share (as reasonably determined by Landlord) of Operating Expenses for the Office Area (as herein defined in this Section 7.4) related to the operation of the open areas, public areas and amenities, plazas, common areas, facilities and other non-leasable areas of the Project and other mixed use common area maintenance costs incurred by Landlord and allocated to the Office Area and any shuttle buses and other like amenities, for use of tenants of the Office Area either alone or in common with tenants of other buildings in the Project ;

(J)

depreciation for capital improvements made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord reasonably shall have determined based upon engineering estimates that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with Legal Requirements enacted after the date hereof (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Office Area is located, and depreciation in the case of both (x) and (y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of l/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal; and

(K)

all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Office Area or the Project or said common areas and facilities and properly chargeable against income.

Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Office Area for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the total Rentable Floor Area of the Office Area shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Operating Expenses for the Office Area that vary based on occupancy for such period shall be adjusted to equal the amount such components of Operating Expenses for the Office Area would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Notwithstanding anything herein to the contrary, Operating Expenses shall not include:

(1)

marketing costs, brokerage commissions and concessions and leasehold improvement costs incurred in connection with the leasing of any rentable space at the Project, including, without limitation, finders’ fees, attorneys’ fees and expenses, entertainment costs and travel expenses;

(2)

attorneys’ fees and accountants’ fees incurred in connection with lease negotiations, disputes with individual tenants and/or for the existence, maintenance or non-Project related operations of the legal entity or entities of which Landlord is comprised or the development of additional space at the Project;

(3)

cost of any work or service performed on an extra cost basis for any tenant in the Office Area to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;

(4)	the cost of any additions, changes, replacements, painting, decorating, renovations and other items that are made solely in order to prepare tenant space for a new tenant’s occupancy;

(5)	interest on debt or amortization payments on any mortgage and fixed or percentage rent under any ground lease, master space lease or other underlying lease;

(6)

the cost of any repair, to the extent Landlord is actually reimbursed therefor by insurance, warranties or condemnation proceeds (but such costs shall be included to the extent of any applicable deductibles);

(7)	any cost that Tenant pays for directly;

(8)	management and administrative fees, other than as provided in this Section 7.4(H);

(9)

the cost of testing, remediation or removal, transportation or storage of Hazardous Materials (as defined in Section 11.2) in the Project required by Hazardous Materials Laws; provided however, that with respect to the testing, remediation or removal of (a) any material or substance located in the Project on the date of this Lease and which, as of the date of this Lease, is not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, and (b) any material or substance located in the Project after the date of this Lease and which, when placed in the Project, was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof may be included in Operating Expenses, subject, however, to Section 7.4(J), to the extent that such cost is a Permitted Capital Expenditure;

(10)

amounts paid to subsidiaries or affiliates of Landlord for services on or to the real property, to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or affiliate (provided, however, that this clause (10) shall not apply to the management fee, which shall be governed by the first paragraph of Section 7.4);

(11)	the cost of acquiring sculptures, paintings and other objects of art;

(12)	the cost of advertising or promotion for the Project or any part thereof, except for promotions directed to existing tenants of the Project;

(13)	depreciation of the Project or any part thereof (except Permitted Capital Expenditures);

(14)	accounting and bookkeeping services to the extent not allocable to the Project;

(15)

legal or other professional fees paid or incurred in connection with financings, refinancings or sales of any Landlord’s interest in the Building or the Project and relating to any special reporting required by securities laws;

(16)	any compensation paid to personnel in retail concessions operated by Landlord and any subsidies or concessions to third parties operating retail concessions at the Project;

(17)	salaries and bonuses and benefits of officers, executives of Landlord and administrative employees employed at Landlord’s off-site main office;

(18)	Landlord’s general overhead, except as it directly relates to the operation and management of the Office Area;

(19)

lease payments for rental equipment that would constitute a capital expenditure if the equipment were purchased, to the extent that such payments exceed the amount which could have been included in Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(20)	replacement or contingency reserves;

(21)	all capital improvements or expenditures, except Permitted Capital Expenditures pursuant to Section 7.4(J) above;

(22)

costs incurred by Landlord in connection with the correction of latent defects in the construction or design of the Office Area which are discovered on or before the date which is three (3) years after the obtaining of the certificate of occupancy for the Office Area;

(23)	costs, whether Operating Expenses hereunder or otherwise, to the extent relating or attributable to the retail portion of the Building;

(24)	items for which Landlord (i) is actually reimbursed or entitled to be reimbursed by tenants (other than through Operating Expenses) or (ii) is actually reimbursed by other third parties; and

(25)	the cost of the initial construction and development of the Project.

7.5	Tenant’s Payments

(A)

Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of Operating Expenses Allocable to the Premises. As of the date of this Lease, Operating Expenses Allocable to the Premises is 13.38%, which is the quotient of 31,833 rentable square feet in the Premises divided by 237,935 rentable square feet in the Office Area.

(B)

Payments by Tenant on account of Operating Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Expenses Allocable to the Premises for each calendar year during the Lease Term.

(C)

Within one hundred eighty (180) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Office Area and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Expenses Allocable to the Premises remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord.

Subject to the provisions of this Section 7.5(E), Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation and calculations prepared in the determination of the Operating Expenses Allocable to the Premises:

(i)

Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a statement of the actual amount of Operating Expenses (the “Operating Expense Statement”). Tenant shall have no right to examine all documentation and calculations pursuant to this Section 7.5(E) unless Tenant has paid the amount shown on the Operating Expense Statement. Tenant shall exercise such right by giving Landlord written notice (the “Documentation Request”) no more than one hundred eighty (180) days after Landlord gives Tenant an Operating Expense Statement in respect of such period (the “Documentation Request Due Date”).

(ii)

Such documentation and calculations shall be made available to Tenant at the offices in the Greater Boston area where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a Documentation Request. Landlord shall notify Tenant (the “Documentation Availability Notice”) when such documents and calculations are available for examination.

(iii)

Such examination (the “Examination”) may be made only by a nationally or regionally recognized independent certified public accounting firm (a “Major CPA Firm”), or by another certified public accounting firm reasonably approved by Landlord, in either case licensed to do business in the jurisdiction where the Project is located. Without limiting Landlord’s approval rights, Landlord may withhold its approval of any examiner of Tenant who is representing, or in the case of an examiner other than a Major CPA Firm) has within the last two (2) years prior to Tenant’s request represented, any other tenant in the Project or in other buildings owned by Landlord or an affiliate of Landlord. In no event shall Tenant use any examiner who is being paid by Tenant on a contingent fee basis.

(iv)

As a condition to performing any such Examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Project in connection with such examination.

(v)

Provided that the Landlord provides reasonable access to the documentation, the Examination shall be commenced within forty-five (45) days after Landlord delivers the Documentation Availability Notice and shall be concluded within one hundred twenty (120) days of its commencement.

(vi)

If, after the Examination with respect to any calendar year, it is finally determined that: (a) Tenant has made an overpayment on account of the Operating Expenses Allocable to the Premises Landlord shall credit such overpayment against the next installment(s) of Fixed Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord; or (b) Tenant has made an underpayment on account of the Operating Expenses Allocable to the Premises Tenant shall, within thirty (30) days of such determination, pay such underpayment to Landlord; and (c) if the amount of the Operating Expenses Allocable to the Premises was overstated by more than five percent (5%), Landlord shall pay Tenant’s reasonable out-of-pocket cost for such audit.

(vii)

Time is of the essence of the provisions of this Section 7.5(E). Should Tenant fail to give Landlord the Documentation Request by the Documentation Request Due Date, then in any such case Tenant shall have no further right to question said Operating Expenses, and the amounts shown on Operating Expense Statement shall be final as between the parties

7.6	No Damage

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Office Area or Project however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, by reason of Force Majeure (as defined in Section 14.1 hereof) or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Notwithstanding anything to the contrary in this Lease contained, if due to Landlord’s default, the Premises shall lack any service which Landlord is required to provide hereunder (thereby rendering the Premises or a portion thereof untenantable) (a “Service Interruption”) so that, for Landlord Service Interruption Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected as a direct result of such lack of service, then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of Landlord Service Interruption Cure Period and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Fixed Rent, Operating Expenses Allocable to the Premises and Tenant’s Tax Excess shall thereafter be abated in proportion to such untenantability until such condition is cured sufficiently to allow Tenant to occupy the affected portion of the Premises. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as seven (7) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises. The provisions of this paragraph shall not apply in the event of untenantability caused by fire or other casualty, or taking. The remedies set forth in this paragraph shall be Tenant’s sole remedies in the event of a Service Interruption.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

7.7	Sustainability

Landlord intends to achieve and maintain U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) certification for the Office Area and the Premises. Tenant agrees to use all commercially reasonable efforts to assist in this goal, provided the same do not increase other than to a de minimis extent Tenant’s financial obligations under this Lease.

As of the date hereof, to Landlord’s knowledge, there are no mandatory energy conservation programs affecting the Premises. Tenant shall comply with instructions from Landlord affecting Tenant’s use of the Premises and utilities servicing the Premises in connection with any future energy conversation programs or operational directives to reduce power consumption, including without limitation, the standards set forth to achieve and comply with LEED certification for the Office Area and the Premises, including without limitation recycling, sourcing local building materials, and using existing materials on the Premises, to the extent such instructions do not increase the obligations or expenditures of Tenant other than to a de minimis extent.

Tenant shall have no obligation to perform or complete Tenant’s Work or any other alteration, installation or improvement within the Premises in accordance with LEED compliance.

ARTICLE VIII

Tenant’s Repairs

8.1	Tenant’s Repairs and Maintenance

Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only for those repairs for which Landlord is responsible under the terms of Article VII of this Lease and damage by fire or casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Office Area or the Project by Tenant, Tenant’s agents, employees, contractors, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair. With respect to the HVAC system and other systems located within and exclusively serving the Premises, Tenant specifically agrees to maintain at all times a service contract reasonably satisfactory to Landlord with respect thereto, furnishing evidence thereof (including renewals) to Landlord. Notwithstanding anything to the contrary contained herein, Landlord and Tenant each shall be responsible for the maintenance and repair of those particular Building and Premises systems specifically identified on Exhibit N, attached hereto, as the responsibility of the applicable party.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, upon ten (10) business days prior written notice (provided, however, in the case of an emergency Landlord shall no obligation to provide any advance notice before exercising its rights under this paragraph), Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will within thirty (30) days of Landlord’s written demand, pay to Landlord as Additional Rent the reasonable out-of-pocket cost thereof, and if not paid within the time period such amount is due, then together with interest thereon at the rate specified in Section 16.21, and if Tenant shall default in such payment beyond applicable notice and cure periods, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.

ARTICLE IX

Alterations

9.1	Landlord’s Approval

Tenant covenants and agrees not to make alterations, additions or improvements to the Premises, whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable:

(A)

for withholding approval of any alterations, additions or improvements which (i) adversely affect any structural or exterior element of the Office Area, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Office Area outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Office Area, or (iii) enlarge the Rentable Floor Area of the Premises, or (iv) are inconsistent, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s then existing standards for new alterations in the Office Area, or (v) will require unusual expense to readapt the Premises to normal office use on Lease termination or increase the cost of construction or of insurance or taxes on the Office Area or of the services called for by Section 7.3 unless Tenant first gives assurance reasonably acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination without expense to Landlord; or

(B)

for making its approval conditional on Tenant’s agreement to restore the Premises to its condition prior to such alteration, addition, or improvement at the expiration or earlier termination of the Lease Term; provided, however, such requirement shall only apply to alterations, additions and improvements which are not customarily found in office space, e.g. gyms, full kitchens and interior stairwells (“Atypical Improvements”).

At the time Landlord approves any of Tenant’s alterations, additions or improvements Landlord shall notify Tenant which of the subject alterations, additions or improvements, if any, constitute Atypical Improvements and whether Tenant will be required to be remove such Atypical Improvements at the end of the Term, provided that Tenant shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of Tenant’s notice delivered concurrently with such plans and specifications: “IF LANDLORD FAILS TO NOTIFY TENANT AT THE TIME LANDLORD APPROVES THESE PLANS AND SPECIFICATIONS THAT ANY ALTERATIONS SHOWN THEREON ARE ATYPICAL IMPROVEMENTS (AS DEFINED IN THE LEASE), LANDLORD MAY NOT REQUIRE TENANT TO REMOVE SUCH ATYPICAL IMPROVEMENTS AT THE END OF THE TERM OF THE LEASE.”

Landlord’s review and approval of any such plans and specifications or under Exhibit B-1 and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and requirements of insurers of the Office Area and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Project in connection with any such work. Within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as a fee for Landlord’s review of any plans or work (excluding any review respecting initial improvements performed pursuant to Exhibit B for which a fee had previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (x) with respect to Tenant’s Work (i) $150.00 per hour for Landlord’s internal review of Tenant’s submission of plans; provided, however, such fee shall not exceed $3,000, plus (ii) reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work, provided, however, such fee shall not exceed $5,000 and (y) with respect to future alterations, additions or improvements (i) $150.00 per hour for Landlord’s internal review of Tenant’s submission of plans; provided, however, such fee shall not exceed $1,500 for non-structural alterations which do not include modifications to mechanical, electrical or plumbing systems in the Office Area and $3,000 for all other alterations, additions or improvements, plus (ii) reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. Upon Tenant’s request, Landlord shall provide Tenant with its reasonable estimate of the costs of review of proposed plans for Tenant alterations.

Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, to make (a) decorative alterations such as painting, wall coverings and floor coverings, and (b) interior non-structural alterations for which no building permit is required and costing not more than $100,000 in each instance; provided, however, that, in the case of clause (a) or (b), (i) Tenant shall give prior written notice to Landlord or such alterations, (ii) Tenant shall submit to Landlord plans for such alterations if Tenant utilizes plans for such alterations, and (iii) such alterations shall not materially affect any of the Building’s systems or the Building structure.

9.2	Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, and that the structure of the Project shall not be endangered or impaired thereby.

9.3	Performance of Work, Governmental Permits and Insurance

All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Office Area or Project or interfere with Office Area construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord. Except for work performed by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors, Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease. With respect to alterations additions or improvements costing at least $250,000, at Landlord’s election, Tenant shall cause its contractor to maintain: (i) a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve, and (ii) a lien bond, in recordable form, covering all work performed on the Premises; provided, however, the foregoing requirements shall not apply to Tenant’s Work. In addition, Tenant shall cause each contractor to carry insurance in accordance with Section 13.14 hereof and to deliver to Landlord certificates of all such insurance. Tenant shall also, with respect to (i) Tenant’s Work and (ii) future alterations, improvements or installations to the extent required for the type of work, prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Office Area that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Office Area services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Office Area to the extent paid for by Landlord.

9.4	Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Office Area or the Project and immediately to discharge any such liens which may so attach.

9.5	Nature of Alterations

All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(A)

All trade fixtures and personal property, whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(B)

At the expiration or earlier termination of the Lease Term, Tenant shall remove: (i) any wiring, cables or other installations appurtenant thereto for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Office Area, including all risers (collectively, “Cable”), unless Landlord notifies Tenant in writing that such Cable shall remain in the Premises, and (ii) any alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1(b). Upon such removal Tenant shall restore the Premises to their condition prior to such alterations, additions and improvements and repair any damage occasioned by such removal and restoration. At any time after the date that is six (6) months before the then-schedule expiration date of the Lease Term and prior to the date that is two (2) months before the then-schedule expiration date of the Lease Term, Tenant may request in writing that Landlord notify Tenant which items of Cable are required to be removed at the expiration of the Lease Term, and Landlord shall respond to any such request within ten (10) business days after receipt thereof. Notwithstanding any provision of this Lease to the contrary, Tenant shall not be required to remove any alterations, additions or improvements at the expiration or earlier termination of the Lease Term if (a) Landlord did not require removal as part of Landlord’s consent to such alterations, additions or improvements pursuant to the terms and conditions of Section 9.1, or (b) Landlord’s consent to such alterations, additions or improvements was not required.

(C)

If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, then at Landlord’s written request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.

(D)

Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued, on or before, as the case may be: (i) the expiration of this Lease, (ii) the date thirty (30) days after any earlier termination based upon any Event of Default by Tenant in its obligations under the Lease, or (iii) as soon as reasonably possible after any earlier termination arising from any reason other than any Event of Default by Tenant in its obligations under the Lease, as the case may be. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within ten (10) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises available for unrestricted use and occupancy (the “Surrender Plan”). In connection with the review and approval of the Surrender Plan, which approval shall not be unreasonably withheld, conditioned, or delayed, upon the written request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall reasonably request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease), Tenant shall deliver to Landlord a certification (“Hygienist Certification”) from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor reasonably acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Plan.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, then following notice to Tenant of such failure and Tenant’s failure to commence a cure within ten (10) days of the delivery of such notice and to complete such cure within thirty (30) days of the delivery of such notice, Landlord shall have the right to take such actions as are reasonably necessary to assure that the Premises are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Term

9.6	Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Office Area which shall, at any time after the Commencement Date, result from alterations, additions or improvements to the Premises made by Tenant if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by Tenant.

ARTICLE X

Parking

10.1	Parking Privileges

Landlord shall cause its affiliate, Boylston West Garage LLC or its successor/assign (“Garage Owner”), to provide to Tenant monthly parking privileges in the structured parking facilities serving the Project (the “Garage”) for twenty-four (24) passenger automobiles for the parking of motor vehicles in unreserved stalls in the Garage by Tenant’s employees commencing on the Commencement Date of the Term. In the event Tenant exercises its RFO Right and leases the RFO Premises, then Tenant shall be entitled to additional monthly parking privileges in the Garage for additional passenger automobiles at a ratio of three quarters (0.75) parking space per 1,000 square feet of Rentable Floor Area of the RFO Premises. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the number of parking privileges provided to Tenant shall be reduced proportionately.

10.2	Parking Charges

Tenant shall pay Garage Owner or, if Garage Owner so directs, the operator of such garage (the “Garage Operator”) for such parking privileges at the prevailing monthly rates from time to time charged by the operator or operators of the Garage, whether or not the Garage is operated by an affiliate of Landlord or Garage Owner; provided, however, that during the first two years after Tenant occupies the Premises for the conduct of its business, the monthly parking rate shall be fixed at $350 per vehicle. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by Tenant of the parking privileges referred to herein, and not for any other service. Except as otherwise expressly provided herein, Tenant’s failure to make payment when due to the Garage Owner or Garage Operator, as the case may be, shall be considered to be a performance failure hereunder for which Landlord shall have, after the expiration of applicable notice and cure periods, all its rights and remedies under this Lease and at law and in equity.

10.3	Garage Operation

Unless otherwise determined by Garage Owner or the Garage Operator, the Garage is to be operated on a self-parking basis, and Tenant shall be obligated to park and remove its own automobiles, and Tenant’s parking shall be on an unreserved basis, Tenant having the right to park in any available stalls. Tenant’s access and use privileges with respect to the Garage shall be in accordance with reasonable regulations of uniform applicability to the users of the Garage from time to time established by the Garage Owner or the Garage Operator. Tenant shall receive one (1) identification sticker or pass and one (1) magnetic card so-called, or other suitable device providing access to the Garage, for each parking privilege paid for by Tenant. Tenant shall supply Garage Owner with an identification roster listing, for each identification sticker or pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned, and shall provide a revised roster to Garage Owner or Garage Operator monthly indicating changes thereto, if any. Any automobile found parked in the Garage during normal business hours without appropriate identification will be subject to being towed at said automobile owner’s expense. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). Garage Owner or the Garage Operator may institute a so-called valet parking program for the Garage, and in such event Tenant shall cooperate in all respects with such program. Garage Owner shall have the right to alter the Garage as it sees fit and in such case to change the Garage including the reduction in area of the same, provided that, unless the number of such privileges is reduced in accordance with Section 10.1 above, Landlord, Garage Owner or Garage Operator, as the case may be, shall provide Tenant with at least twenty-four (24) parking privileges in the Garage at all times during the term of the Lease, as may be extended herein.

10.4	Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Garage Owner or the Garage Operator with respect to the use of the Garage. Except to the extent of its negligence or willful misconduct, neither Landlord, the Garage Owner nor the Garage Operator assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from Landlord or Garage Owner, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created. Landlord has delivered to Tenant a copy of a certain Transportation Access Plan Agreement between the City of Boston Transportation Department, Boylston West LLC and Fenway Enterprises 132 Brookline Avenue LLC dated November 9, 2012 (the “TAPA”). Tenant agrees to abide by the terms and conditions of the TAPA applicable to Tenant provided that the TAPA does not increase Tenant’s obligations, financially or otherwise, hereunder.

ARTICLE XI

Certain Tenant Covenants

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

11.1

To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor except as otherwise provided in Exhibit C and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3.

11.2

To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Office Area or the Project and not to permit in the Premises any auction sale, or flammable fluids or chemicals, or nuisance, or the emission from the Premises of any laboratory odor or objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold (except to the extent done as part of the permitted laboratory use and in compliance with all applicable Legal Requirements and Insurance Requirements), and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Office Area as an office building of the first-class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Office Area or its contents or liable to render necessary any alteration or addition to the Office Area.

11.3

Not to obstruct in any manner any portion of the Office Area not hereby leased or any portion thereof or of the Project used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises during day light hours; and to comply with all reasonable rules and regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Office Area and the Project and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Office Area to conform to such rules and regulations; provided, however, Landlord agrees that it will not enforce said rules and regulations against Tenant in a discriminatory or arbitrary manner and in the event of any conflict between the rules and regulations and the terms of this Lease, this Lease shall control.

11.4

To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office use, and, if reasonably requested by Landlord in writing, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

11.5

Not to place a load upon any floor in the Premises exceeding the live load (including partitions) per square foot of floor area for which the Office Area is designed (which is 100 lbs/sf live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Office Area structure or to any other space in the Office Area.

11.6	To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7

To pay, as Additional Rent, all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

11.8

To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Office Area unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal use of space of this kind. Without limitation of the foregoing, Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to the conduct of its activities on the Premises, including without limitation any scientific activities, transportation, storage, handling, use and disposal of any chemical or biological substances or organisms and/or animals or laboratory specimens. Landlord will exercise commercially reasonable efforts to cooperate with the efforts of Tenant to obtain permits or approvals; provided, however, Landlord will not be required to incur any liabilities or obligations in connection therewith and if Landlord will incur third party out-of-pocket costs or expenses in connection therewith then Tenant shall pay to Landlord within thirty (30) days after delivery of request therefor, all such costs and expenses. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.8.

11.9

In order to reduce peak-hour trip generation of employees at the Project, Landlord encourages all employers at the Project to adopt flexible work schedules for its employees. Landlord encourages all employers at the Project to participate in the Corporate Pass Program of the Massachusetts Bay Transit Authority which is designed to encourage the use of mass transit by persons working in Boston. Numerous greater Boston companies provide subsidies for the purchase by their employees of monthly transit passes through this program with subsidies ranging from 10% to 100% of the cost of the transit pass. The provision of transit pass subsidies may also offer certain benefits to employers under tax law. Landlord encourages all employers at the Project to participate in this program and to inform their employees of the benefits of using monthly transit passes. Notwithstanding the foregoing, Tenant shall have no obligation to comply with or enact the recommendations or suggestions of Landlord set forth in this Section 11.9.

11.10

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Office Area or Project or interfere with Office Area construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

11.11

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) to the best of Tenant’s knowledge, has not conducted nor will conduct business nor, to the best of Tenant’s knowledge, has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

11.12

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building. Lab operators who travel outside lab space must abide by the so-called one glove rule and remove lab coats where predetermined. Chemical lists and MSDS sheets must be readily available at the entrance to each lab area. Lab operators carrying any lab related materials may only travel within the Premises and to and from the loading dock. If required by Landlord, Tenant shall install shades or blinds on exterior window sufficient to block the view of the interior of the Premises from nearby buildings and close such blinds after Tenant’s Normal Business Hours.

11.13

No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Premises shall be transported within the Building except as provided in this Section. No transportation of animals, animal waste, food or supplies within the Building shall occur between the hours of 6:00p.m. and 6:00 a.m. At all times that animals are transported outside the Premises, they shall be transported in an appropriate container so that no animals are visible and such container is labeled or marked in a manner which does not indicate that it contains an animal. At no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators other than the freight elevator.

11.14

Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”), if applicable, and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of any acid neutralization tank serving the Premises. Tenant shall not introduce anything into the acid neutralization tank serving the Premises, if any (x) in violation of the terms of the MWRA Permit, (y) in violation of Legal Requirements or (z) that would interfere with the proper functioning of any such acid neutralization tank.

11.15

Tenant shall be responsible, at its sole expense, for the operations of the vivarium in accordance with all Legal Requirements and with best industry practices. Animals permitted in the vivarium shall be limited to mice, rats and guinea pigs. Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of the vivarium, including, without limitation, dead animals, strictly in accordance with Legal Requirements. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable rules and regulations with respect to the operation of the vivarium so as to minimize any adverse effects that such operation may have on other occupants of the Project, including without limitation, regulations as to noise mitigation; provided that the same do not materially interfere with Tenant’s ability to use the Premises for the Permitted Use.

11.16

Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought to or kept at, in or on the Premises or elsewhere in the Office Area or the Project (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit M attached hereto (“Tenant’s Hazardous Materials”), as the same may be amended from time to time in accordance with the provisions of this Lease, provided that the same shall at all times be brought to, kept at or used in so-called

‘control areas’ (the number and size of which shall be reasonably determined by Landlord) and in accordance with all applicable Hazardous Materials Laws (hereinafter defined) and prudent environmental practice and good scientific practice, and provided further that in no event shall Tenant generate, produce, bring upon, use, store or treat any infectious biological micro-organisms or any other Hazardous Materials in the Premises with a risk category above the level of Biosafety Level 2 as established and described by the Department of Health and Human Services Publication Biosafety in Microbiological and Biomedical Laboratories (Fifth Edition) (the “BMBL”), as it may be further revised (or such nationally recognized new or replacement standards as may be reasonably selected by Landlord). In all events, Tenant shall comply with all applicable provisions of the BMBL. At least thirty (30) days prior to the date on which Tenant intends to add a new Hazardous Material to, or materially increase the quantity of any Hazardous Material already on, the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, Tenant shall provide such further information concerning any Tenant’s Hazardous Materials and/or their use, storage and/or disposal within thirty (30) days of Landlord’s reasonable request concerning the same. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 11.16 at Tenant’s sole cost and expense. With respect to any Hazardous Material brought or permitted to be brought or kept in or on the Premises or elsewhere in the Office Area or the Project in accordance with the foregoing, Tenant shall (i) not permit any such Hazardous Material to escape, be released or be disposed in or about the Premises, the Office Area or the Project and (ii) within five (5) business days of Landlord’s reasonable request, which request shall not be made more frequently than one time per calendar year unless otherwise required by a governmental authority or Landlord reasonably suspects that a release of a Hazardous Material has occurred upon the Premises, provide evidence reasonably satisfactory to Landlord of Tenant’s compliance with all applicable Hazardous Materials Laws including copies of all licenses, permits and registrations that Tenant has been required to obtain prior to handling any Hazardous Material at the Premises and that have not been previously provided to Landlord. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Hazardous Materials Laws, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Office Area or the Project until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

“Hazardous Materials” shall mean any substance which is or may hereafter be classified as a hazardous material, waste or substance under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and

Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”).

Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Office Area or the Project that would require the filing or making of a notice under any Hazardous Materials Laws. Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing. Tenant shall be responsible for assuring that any laboratory uses are adequately and properly vented. Prior to bringing any Hazardous Material into any part of the Project, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Hazardous Materials Laws; and (c) other information reasonably requested by Landlord. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord. In addition, if any Legal Requirements or the trash removal company requires that any substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site.

If any mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Material(s) and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the reasonable costs thereof. If and to the extent as a result of such testing Tenant is found to have caused any release of a Hazardous Material at, in, on, under or upon the Project, all reasonable, out of pocket costs incurred by Landlord in connection with Landlord’s monitoring of Tenant’s compliance with Section 11.16, including Landlord’s reasonable attorneys’ fees and costs, shall be Additional Rent and shall be due and payable to Landlord within thirty (30) days after the delivery to Tenant of Landlord’s invoice therefor, accompanied by copies of third-party invoices evidencing the amount of such fees and costs. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials at, in or, on or under the Premises, the Office Area or the Project. From time to time during the term of this Lease, Tenant shall provide Landlord with such evidence of Tenant’s compliance with the terms of this Section 11.16 as Landlord may reasonably request, which request shall not be made more frequently than one time per calendar year unless otherwise required by a governmental authority or Landlord reasonably suspects that a release of a Hazardous Material has occurred at or upon the Premises. Further, at Landlord’s option, Landlord may (but shall have no obligation to) obtain a report or reports from time to time (each, a “Landlord’s Report”) addressed to Landlord by a licensed environmental engineer or certified industrial hygienist, which Landlord’s

Report shall be based on the environmental engineer’s or certified industrial hygienist’s inspection of the Premises and shall set forth the current condition of the Premises with respect to Tenant’s use, storage and disposal of Hazardous Materials. Landlord may obtain a Landlord’s Report at Tenant’s cost at any time that Tenant is in default under this Lease. In addition, if any time a Landlord’s Report indicates that there is a material deficiency in compliance with the standards set forth in this Section 11.16, then the costs of such Landlord’s Report shall be reimbursed by Tenant to Landlord upon demand, as Additional Rent, for the reasonable cost thereof, Tenant shall promptly remedy such deficiency, and Landlord shall be entitled to a written evaluation by Landlord’s consultant at Tenant’s cost to confirm the proper completion of such remedy, such costs also to be reimbursed by Tenant to Landlord upon demand as Additional Rent, for the reasonable cost thereof.

Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all claims against any of the Landlord Parties arising out of contamination of any part of the Project or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 11.16. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or groundwater at, on or under, or any indoor air in, the Project based upon the circumstances identified in this Section 11.16. The indemnification and hold harmless obligations of Tenant under this Section 11.16 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Office Area or otherwise at the Project is caused by an act or omission of any of the Tenant Parties and results in any contamination of any part of the Project or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Project and/or the Office Area or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Project, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Hazardous Materials Laws.

ARTICLE XII

Assignment and Subletting

12.1	Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises without the prior written consent of Landlord. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

12.2	Tenant’s Notice

Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease or to sublet the whole or any portion of the Premises, Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 12.4 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed subletting identifies the portion of the Premises to be sublet (“Affected Portion”), (e) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, all other information necessary to make the determination referred to in said Section 12.4 and (f) in the case of a proposed assignment or subletting pursuant to Section 12.5 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.5.

12.3	Landlord’s Termination Right

Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease (i) in the case of a proposed sublease of all or substantially all of the Premises for the remainder of the Lease Term, and (ii) with respect to the entire Premises in the case of a proposed assignment, as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 12.4, 12.6 and 12.7 shall be applicable. This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.5.

12.4	Consent of Landlord

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of ninety (90) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease or sublet the whole or a portion of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(A)

the proposed assignee or subtenant is a tenant in the Office Area or elsewhere in the Project if Landlord has, or reasonably expects to have within six (6) months thereafter, comparable space available in the Office Area, or is (or within the previous sixty (60) days has been) in active negotiation with Landlord or an affiliate of Landlord for premises in the Office Area or elsewhere in the Project or is not of a character consistent with the operation of a first class mixed-use office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(B)	the proposed assignee or subtenant is not of good character and reputation, or

(C)	the proposed assignee or subtenant does not possess adequate financial capability to perform Tenant obligations as and when due or required, or

(D)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(E)

the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Operating Expenses for the Office Area beyond that which Landlord now incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Office Area systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(F)	there shall be existing an Event of Default (defined in Section 15.1), or

(G)

Tenant shall not publically advertise the proposed rent and other charges to be payable by the proposed assignee or subtenant as less than the market rent and other charges for first class mixed-use office space for properties of a similar character in the market area in which the Project is located, or

(H)

any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(I)	the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease (to the extent such approval is required), or

(J)

due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Office Area or elsewhere in the Project.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred twenty (120) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.2 shall be applicable.

12.5	Exceptions

Notwithstanding the foregoing provisions of Sections 12.1, 12.3 and 12.4 above, but subject to the provisions of Section 12.7 below, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of (or other membership interests in) Tenant or (v) which merges or combines with Tenant, provided that with respect to subclauses (iii) – (v) the entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than Tenant as of the date of this Lease, as determined by Landlord in its reasonable discretion (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) under subclause (i) or (ii) above shall cease to be such a parent or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent if and to the extent such transaction requires consent under this Article 12.

Landlord hereby acknowledges and agrees that Tenant shall have the right, without Landlord’s prior written consent, to sublease the Premises or assign the Lease to any entity that is a portfolio company of a fund that is managed by Third Rock Ventures, LLC (a “TRV Fund”) provided that (i) such TRY Fund has the right to appoint a representative to the board of directors of such portfolio company, (ii) such TRY Fund owns more than 35% of the outstanding preferred stock of such portfolio company, and (iii) further provided that in the case of an assignment only, such entity has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than Tenant as of the date of this Lease. Notwithstanding anything herein to the contrary Section 12.6 shall not apply to any sublease or assignment entered into with such a portfolio company of a TRY Fund.

12.6	Profit on Subleasing or Assignment

In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.5 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, one-half (1/2) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, architectural fees, legal fees, and alteration allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) business days of receipt of same by Tenant.

12.7	Additional Conditions

(A)

It shall be a condition of the validity of any assignment or subletting consented to under Section 12.4 above, or any assignment or subletting of right under Section 12.5 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee to be bound directly to Landlord for all the obligations of Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound or to the extent set forth in any sublease, as the case may be) and (b) to comply with the provisions of Article XII hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 13.13) as provided in Section 13.1 hereof. Such assignment or subletting shall not relieve Tenant named herein of any of the obligations of Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, an Event of Default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)

As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request not to exceed $2,000.

(C)

If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon an Event of Default of Tenant and prior written notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Article XII hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, Tenant herein named to remain primarily liable under this Lease.

(D)

The consent by Landlord to an assignment or subletting under Section 12.4 above, or the consummation of an assignment or subletting of right under Section 12.5 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting to the extent such consent is required under this Article XII.

(E)	Intentionally Omitted.

(F)

Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

ARTICLE XIII

Indemnity and Insurance

13.1	Tenant’s Indemnity

(A)

Indemnity. To the maximum extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) except to the extent caused by the negligence or willful misconduct on the part of the Landlord Parties, any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Office Area or the Garage, or on common areas of the Project, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law.

(B)

Breach. In the event that Tenant breaches any of its indemnity obligations hereunder: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 13.1(b).

(C)	No limitation. The indemnification obligations under this Section 13.1 shall not be limited in any way by any limitation on the amount or type of damages,

compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(D)

Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

(E)	Survival. The terms of this Section 13.1 shall survive any termination or expiration of this Lease.

(F)

Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

13.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Office Area and the Project as Tenant is given the right to use by this Lease at Tenant’s own risk. Except to the extent resulting from the negligence or willful misconduct of the Landlord Parties, but subject in all events to Section 13.3, the Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Office Area or the Project, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Office Area or of any other person or persons, or any leakage in any part or portion of the Premises or the Office Area or the Project, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Office Area or the Project, or from drains, pipes or plumbing fixtures in the Office Area or the Project. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and, except to the extent resulting from the negligence or willful misconduct of the Landlord Parties shall not in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Office Area or otherwise.

13.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000 per occurrence and in the aggregate on a per location basis. Such limit may be achieved by a combination of general liability and umbrella/excess liability policies. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

13.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and containing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so- called “all risk” type insurance coverage with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise (including, without limitation, any laboratory animals), and all alterations, improvements and other modifications made by or on behalf of Tenant in the Premises, and other property of Tenant located at the Premises, which are permitted to be removed by Tenant at the expiration or earlier termination of the Lease Term except to the extent paid for by Landlord (collectively “Tenant’s Property”). The business interruption insurance required by this Section 13.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XIV. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article XIV), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

13.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

13.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A-” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; (2) be primary and noncontributory; and (3) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action; provided, however, that if such an endorsement is not available, Tenant shall provide

Landlord with not less than ten (10) days’ prior written notice of any cancellation or change in coverage. No such policy shall contain any deductible or self-insured retention greater than $50,000. Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 13.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within ten (10) business days after delivery to Tenant of bills therefor.

13.7	Additional Insureds

The commercial general liability, umbrella and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 13.3 of this Lease, shall name Landlord, Landlord’s managing agent(s), Landlord’s mortgagee(s), if any, and such other Persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.

13.8	Certificates of insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least ten (10) days prior to the expiration date of each policy for which a certificate was furnished. Failure by Tenant to provide the certificates or letters required by this Section 13.8 shall not be deemed to be a waiver of the requirements in this Section 13.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

13.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 13.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

13.10	No Violation of Building Policies

Tenant shall not knowingly or intentionally commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Project and/or the fixtures, equipment and property therein carried by Landlord, or knowingly or intentionally do or permit anything to be done, or knowingly or intentionally keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Project or the property of Landlord in amounts reasonably satisfactory to Landlord.

13.11	Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Project and equipment of Landlord shall be higher than they otherwise would be, Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within thirty (30) days of Landlord’s written demand.

13.12	Landlord’s Insurance

(A)

Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Office Area on an “all risk” type insurance form, with customary exceptions, subject to such deductibles as Landlord may determine, in an amount equal to at least the replacement value of the Office Area. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Operating Expenses for the Office Area. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(B)

Optional insurance. Landlord may maintain such additional insurance with respect to the Office Area and the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Office Area or the Project. The cost of all such additional insurance shall also be part of the Operating Expenses for the Office Area.

(C)

Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses for the Office Area shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Office Area.

(D)

No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

(E)

Indemnity. To the maximum extent permitted by law, Landlord agrees to indemnify and save harmless the Tenant Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any negligence or willful misconduct of the Landlord Parties; (ii) any accident, injury or damage whatsoever occurring outside the Premises but within the Office Area or the Garage, or on common areas of the Project, where such accident, injury or damage results, or is claimed to have resulted, from the negligence or willful misconduct on the part of any of the Landlord Parties; or (iii) any breach of this Lease by Landlord. Landlord shall pay such indemnified amounts as they are incurred by the Tenant Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Tenant Parties may have under this Lease.

13.13	Waiver of Subrogation

The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all “Tenant Parties” (hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (hereinafter defined), for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy even though, notwithstanding anything to the contrary set forth in this lease, such loss or damage might have been occasioned by the negligence of Landlord or Tenant, or their respective agents or employees.

The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Office Area, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

13.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability (including products and completed operations coverage), automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.

ARTICLE XIV

Fire, Casualty and Taking

14.1	Damage Resulting from Casualty

In case during the Lease Term the Office Area is damaged by fire or casualty, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence as reasonably determined by contracting or engineering estimates and provided that Landlord also terminates the leases of tenants comprising at least 75% of the rentable area of the Office Area, Landlord may, at its election, terminate this Lease by written notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If during the last twenty 24 months of the Lease Term (as it may have been extended), the Office Area shall be damaged by fire or casualty and such fire or casualty damage to the Premises cannot reasonably be expected to be repaired or restored within one hundred twenty (120) days from the date of such casualty, then Tenant shall have the right, by giving written notice to Landlord not later than thirty (30) days after receipt of Landlord’s determination, to terminate this Lease, whereupon this Lease shall terminate thirty (30) days after the date of such notice, or such earlier date as is specified in such notice, with the same force and effect as if such date were the date originally established as the expiration date hereof.

If the Office Area or any part thereof is damaged by fire or casualty and this Lease is not so terminated, or Landlord has no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Office Area as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Office Area as part of the Premises allows the net insurance proceeds to be applied to the restoration of the Office Area, Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Office Area in the event of damage thereto (excluding Tenant’s Property (as defined in Section 13.4 hereof)) into proper condition for use and occupation for the Permitted Use and a just proportion of the Annual Fixed Rent, Operating Expenses Allocable to the Premises and the Tax Excess according to the nature and extent of the injury to the Premises shall be abated from the date of casualty until the Premises shall have been put by Landlord substantially into such condition. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds.

Where Landlord is obligated or otherwise elects to effect restoration of, or access to, the Premises, unless such restoration is completed within one (1) year from the date of the casualty, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. The term “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

14.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Office Area or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within thirty (30) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.3	Rights of Termination for Taking

If the Office Area or the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, as reasonably determined by Tenant, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been given written notice of such taking. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if a substantial portion of the Office Area or Project shall be so taken that continued operation of the Office Area would be uneconomic, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken) provided that Landlord terminates the leases of tenants comprising at least 75% of the rentable area of the Office Area. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Premises as part of the Premises allows the net condemnation proceeds to be applied to the restoration of the Office Area, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall promptly commence and thereafter use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, Operating Expenses Allocable to the Premises and the Tax Excess shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Operating Expenses Allocable to the Premises and the Tax Excess shall be abated for the remainder of the Lease Term.

14.4	Award

Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Office Area, the Project, and the Garage and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.

However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, moving and other dislocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XV

Default

15.1	Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(A)

Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) days after written notice from Landlord thereof; or

(B)

Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or

(C)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(D)

Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Sections 9.3, 11.2 or 11.10 or Exhibit B or a failure to observe the requirements of Section 11.2), and such failure continues for five (5) business days after notice from Landlord to Tenant thereof; or

(E)

Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(F)	The estate hereby created shall be taken on execution or by other process of law; or

(G)	Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(H)	Tenant shall judicially be declared bankrupt or insolvent according to law; or

(I)

a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(J)

any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or

(K)

Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding.

15.2	Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) business days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3	Continued Liability; Re-Letting

If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease

(Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Office Area shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Office Area, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Office Area.

15.4	Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice, including without limitation the payment of any sums under Section 15.3. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Tax Excess under Section 6.2 and Operating Expenses Allocable to the

Premises under Section 7.5 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4, and provided that there is more than one (1) year remaining in the Lease Term, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article XV or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which Landlord may have incurred for and with respect to the collection of any of such rent.

15.5	Waiver of Redemption

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.6	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or if such default cannot be reasonably cured within such thirty (30) day period, then such additional time as is reasonably required to correct any such default provided that Landlord promptly commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

Without limiting the foregoing, if Landlord fails to perform any of its maintenance or repair obligations under this Lease which are necessary to relieve a situation which imminently threatens the physical well-being of persons or damage to property in the Premises and which Landlord is obligated to perform hereunder (an “Emergency Repair”), Tenant shall have the right to notify Landlord thereof (a “Repair Notice”), in which event Landlord shall perform such repairs within three (3) days following Landlord’s receipt of the Repair Notice; provided, however, that if such repairs cannot despite commercially reasonably efforts be completed within the foregoing time periods, Landlord shall have an additional reasonable period of time within which to perform such repairs, provided that Landlord has commenced such repairs within the applicable periods of time set forth above and thereafter diligently pursues the completion of such repairs.

If Landlord has not commenced (and thereafter diligently pursued completion thereof) any such requested Emergency Repair within the applicable time period set forth above, then at any time thereafter prior to the commencement of such Emergency Repair by Landlord, Tenant may, upon (i) twenty-four (24) hours’ prior notice (by e-mail, telephonic or verbal notice) to Landlord’s building management, have the right (the “Self-Help Right”) to undertake such actions as may be reasonably necessary to perform such Emergency Repair; provided, however, that in no event shall any Emergency Repairs performed by Tenant materially adversely affect the structure of the Project or any building systems. If Tenant undertakes to perform any Emergency Repairs pursuant to this section, (a) the insurance and indemnity provisions set forth in Article XIII, shall apply to Tenant’s performance of such Emergency Repairs; (b) Tenant shall proceed in accordance with all applicable Legal Requirements; (c) Tenant shall retain to effect such Emergency Repairs only such reputable contractors and suppliers as are duly licensed and only those contractors used or approved by Landlord in the Office Area for such work; (d) Tenant shall effect such Emergency Repairs in good and workmanlike and commercially reasonable matter, consistent with the standards of the Project and comparable buildings; (e) Tenant shall use new or like new materials; and (f) Tenant shall use diligent efforts to minimize any material interference or impact on the other tenants and occupants of the Project. Upon completion of such Emergency Repairs, Landlord shall promptly reimburse Tenant for all reasonable out-of-pocket costs incurred by Tenant in connection with the performance of such Emergency Repairs. Promptly following completion of any work undertaken by Tenant pursuant to the provisions of this section, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto.

Notwithstanding anything to the contrary contained herein, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable, but shall look solely to Landlord for satisfaction of such claim.

ARTICLE XVI

Miscellaneous Provisions

16.1	Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant. Except as set forth in Section 16.18, in no event shall Tenant ever be liable for any indirect or consequential damages for loss of profits or the like.

16.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

16.4	Surrender

(A)     Except upon the expiration or earlier termination of this Lease in accordance with the terms and conditions hereof, no act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B)     Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.

16.5	Brokerage

Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 hereof (“Broker”); and in the event any claim is made against Landlord relative to dealings with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Broker; and in the event any claim is made against Tenant relative to dealings with brokers other than the Broker, Landlord shall defend the claim against Tenant and save harmless and indemnify Tenant on account of actual loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker pursuant to a separate agreement between Landlord and the Broker.

16.6	Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7	Provisions Binding, etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his/her heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8	Recording; Confidentiality

Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

16.9	Notices and Time for Action

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, return receipt requested or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth on the first page of this lease to the attention of General Counsel, and copies in like fashion to:

Landlord c/o Goulston & Storrs PC, 400 Atlantic Avenue, Boston, Massachusetts 02110-3333, Attn: Van Ness (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice); and

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, New York 10017

Attention: Erik Grabowski

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective three (3) business days after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective five (5) business days after such notice is sent as provided hereinabove.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

16.11	Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Office Area (or any part thereof), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that in the case of a future mortgage the holder of such mortgage agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such commercially reasonable instruments of subordination as such mortgagee may reasonably request, subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

Landlord shall use commercially reasonable efforts to cause the current mortgagee(s) to enter into a non-disturbance and attornment agreement with Tenant, in the form attached hereto as Exhibit K, with such commercially reasonable changes as Tenant may request, within sixty (60) days of the execution of this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

16.13	Rights of Ground Lessor

If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease.

16.14	Notice to Mortgagee and Ground Lessor

After receiving written notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice from Tenant to Landlord shall be effective as to the mortgage holder or ground lessor (but shall be effective against Landlord) unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit I then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.

16.15	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(A)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(B)

That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Office Area and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Office Area or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises except for percentage rent based on gross (not net) receipts or sales; (ii) if Lenders succeed to Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any commercially reasonable document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii). Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

(C)

Notwithstanding any provision of this Section 16.15 to the contrary, Landlord hereby irrevocably directs and authorizes Tenant to make payments of Monthly Fixed Rent and Additional Rent directly to any Lenders following written notice from such Lenders, and Landlord agrees that Tenant shall have the right to rely on such notice without any obligation to inquire as to whether any default exits under the security interest held by the Lenders or the indebtedness secured thereby, and notwithstanding any notice or claim of Landlord to the contrary, that Landlord shall have no right or claim against Tenant for or by any reason of payments of Monthly Fixed Rent and Additional Rent made by Tenant to the Lenders following receipt of such notice.

16.16	Status Report and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) business days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Office Area or the Project, or any potential purchaser of the Premises, the Office Area, or the Project (each an “Interested Party”) a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, and, if applicable, any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord including, but not limited to, financial statements for the past three (3) years; provided, however, Landlord shall only request such financial statements in connection with a proposed sale of the Project, proposed equity investments in or capitalization of Landlord, or proposed financing transactions, or if there is an Event of Default of Tenant, and in no event shall Landlord make such a request more than once in any twelve (12) month period. The foregoing limitation shall not affect any provision for the delivery of financial statements set forth in Article 12. Any such status statement or financial statement delivered by Tenant pursuant to this Section 16.16 may be relied upon by any Interested Party.

Recognizing that Tenant may find it necessary to establish to third-parties, such as accountants, banks, potential or existing subtenants, potential purchasers or the like, the then current status of performance hereunder, Landlord within ten (10) business days after the request of Tenant made from time to time, will furnish to Tenant, or Tenant’s designee a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgements that (or the extent to which) each party is in compliance with its obligations under the terms of the Lease.

16.17	Self-Help

If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) days’ notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A. or its successor as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to Landlord within thirty (30) days of demand, and if not timely paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

16.18	Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to (x) the Additional Rent plus 150% the Monthly Fixed Rent for the first thirty (30) days following the expiration of the Lease Term, and (y) the Additional Rent plus 200% of the Monthly Fixed Rent thereafter, and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages (including all consequential, indirect, and special damages and lost profits; provided, however, that Tenant shall not be liable for such damages during the first thirty (30) days of any holding over period) which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Office Area or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19	Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency or for normal cleaning and maintenance operations), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 7.1 and 7. 2 and Exhibit B), and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees. In addition, upon reasonable prior written notice, Landlord and its agents may, at Landlord’s sole cost and expense, enter the Premises to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments. In connection with the exercise of the foregoing rights of access, Landlord shall permit a representative or agent of Tenant to accompany Landlord in connection with such entry into the Premises; provided, however, in the case of emergency Landlord will notify Tenant of the need for such access so that a representative or agent of Tenant may accompany Landlord if such representative or agent of Tenant is available within a reasonable time frame taking into account the circumstances and context of the emergency situation.

16.20	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given, which shall not exceed $5,000 in any instance.

16.21	Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent for the second time in any calendar year (the “Outstanding Amount”) on or before the expiration of notice and cure periods (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) three percent (3%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

16.22	Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23	Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24	Landlord Liability

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Office Area (including uncollected rent, insurance and condemnation, but subject to the rights of any mortgagee and to Landlord’s right to use any insurance and condemnation proceeds for the purposes of repairing and restoring the Office Area), and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Office Area, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable for any indirect or consequential damages or loss of profits or the like. In the event that Landlord shall be determined to have wrongfully withheld any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

16.25	No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26	Letter of Credit

Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of One Million Forty-Four Thousand Four Hundred Eighty-Four and 98/100 Dollars ($1,044,484.98) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 16.26, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit J, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. Landlord hereby agrees that Silicon Valley Bank shall be an approved bank for purposes of this Section 16.26. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is sixty (60) days subsequent to the scheduled expiration of this Lease (as the same may be extended). Any failure or refusal of the issuer to honor the

Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord either (a) amend the Letter of Credit or deliver an additional Letter of Credit which satisfies the requirements of this Section 16.26 in the amount so applied or retained such that Landlord shall have a Letter of Credit (or Letters of Credit) in the required security deposit amount on hand at all times during the Term or (b) deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.26. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. In the event of a transfer of Landlord’s interest in the Office Area, Landlord shall transfer the Letter of Credit or cash proceeds, as applicable, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. Neither the holder of a mortgage nor Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall promptly return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

16.27	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.28	Waiver of Trial by Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.29	Signage

Landlord shall provide building standard signage in the standard graphics for the Office Area listing Tenant on all internal non-electronic directory(ies) for the Office Area. The initial listing of Tenant’s name shall be at Landlord’s expense. Any changes or additions to such director(ies) shall be at Tenant’s cost and expense. Tenant may install signage identifying Tenant, which may include Tenant’s corporate logo and colors, on the entrance door to the Premises and/or within the Premises, which signage shall be subject to Landlord’s approval.

16.30	Rooftop Equipment

Subject to the terms of this Section 16.30, Tenant shall have the right to install, operate, maintain, repair and replace on the roof of the Office Area a satellite dish or antenna, a generator and air conditioning equipment required for its operations in the Premises, together with access to use of available Office Area shafts, conduits and risers to connect to such equipment (collectively, the “Rooftop Equipment”). There shall be no additional charges or fees payable by Tenant in connection therewith. Tenant shall not install any Rooftop Equipment until Landlord shall have approved the size, location, weight and manner of attachment thereof, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s rights under this Section 16.30 shall be subject to all of the terms and conditions of this Lease, as well as the following additional conditions:

(1)

Tenant shall be solely and exclusively responsible for all costs, expenses and charges, of every kind, of installing, operating, maintaining, repairing, replacing, and removing the Rooftop Equipment and, except to the extent resulting from the negligence or willful misconduct of Landlord, Landlord shall have no liability or obligation in connection therewith.

(2)

If, in the reasonable judgment of Landlord, any electrical, electromagnetic, radio frequency or other material interference shall result from the operation of any of the Rooftop Equipment, Tenant agrees that Landlord may, at Landlord’s option, shut down Tenant’s equipment upon twenty-four (24) hours prior notice to Tenant, which notice may be electronic if given to Michael Solomon or such other person as designed by Tenant in writing from time to time; provided, however, if an emergency situation exists, which Landlord reasonably determines in its good faith discretion to be attributable to the Rooftop Equipment, Landlord shall immediately notify Tenant verbally, who shall act immediately to remedy the emergency situation. Should Tenant fail to so remedy said emergency situation, Landlord may then act to shut down Tenant’s equipment. Tenant shall indemnify Landlord and hold it harmless from, and Tenant waives, all reasonable out-of-pocket expenses, costs, damages, losses, claims or other liabilities arising out of said shutdown. Tenant agrees to cease operations (except for intermittent testing on a schedule approved by Landlord) until the interference has been corrected to the reasonable satisfaction of Landlord. If such interference is caused by telecommunications equipment and has not been corrected to the reasonable satisfaction of Landlord within thirty (30) days, Landlord may require that Tenant immediately remove from the Roof the specific item of telecommunications equipment causing such interference.

(3)

Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Rooftop Equipment in a good and workmanlike manner, and in compliance with all electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Office Area is located. Tenant shall reasonably cooperate generally with Landlord and other carriers to permit the Office Area’s rooftop to be and remain in compliance with all FCC and OSHA rules and regulations relating to radio frequency emission levels and maximum permissible exposure. Except to the extent resulting from Landlord’s negligence or willful misconduct, neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Rooftop Equipment or the roof area because of any act, omission or requirement of the public utility serving the Office Area, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Office Area or the roof area.

(4)

Landlord shall have no obligation to provide any electricity or other utilities or services to the Rooftop Equipment. Tenant shall be responsible for connecting the Rooftop Equipment to the Office Area’s utility systems and for the costs and expenses of all electricity consumed in connection with the Rooftop Equipment.

(5)

Tenant shall not make any changes, alterations, or other improvements on or to the roof of the Office Area without Landlord’s prior written consent in each instance, which consent, Landlord may withhold at its discretion; provided, however, in connection with the installation, operation, maintenance, repair or replacement of the Rooftop Equipment, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed.

(6)

Tenant shall have no right of access to the roof of the Office Area unless Tenant has given Landlord reasonable advance notice and unless Tenant’s representatives are accompanied by a representative of Landlord. Landlord will make a representative available to Tenant (i) during Normal Business Hours upon reasonable advance notice and (ii) during emergencies, as soon as practicable (taking into account the circumstances) after receipt of a request from Tenant.

(7)

At the expiration or prior termination of this Lease, Tenant shall remove the Rooftop Equipment from the roof of the Office Area, and Tenant shall be responsible for the cost of repairing any damage to the roof of the Office Area caused by the installation or removal of the Rooftop Equipment or the exercise of Tenant’s rights under this Section 16.30.

(8)	Tenant shall have no right to transfer or assign its rights under this Section 16.30, other than to a permitted assignee or sublessee of all or substantially all of the Premises.

(9)

To the maximum extent permitted by law, the Rooftop Equipment and all other related installations shall be at the sole risk of Tenant, and except to the extent caused by negligent acts or willful misconduct by Landlord or its agents, employees or contractors, Landlord shall have no liability to Tenant in the event that the Rooftop Equipment or any related installations are damaged for any reason.

(10)	The roof area shall be delivered to Tenant “as-is,” in its then condition and Landlord shall have no obligation to prepare the roof or any portion thereof, for use by Tenant.

(11)	Tenant shall comply with all Legal Requirement and Insurance Requirements in connection with Tenant’s exercise of its rights pursuant to this Section 16.30.

Landlord shall have the right, upon thirty (30) days’ notice to Tenant, to require Tenant to relocate the Rooftop Equipment to another area on the roof of the Office Area equally suitable for Tenant’s use. In such event, Tenant shall on or before the thirtieth (301h) day after Landlord gives such notice, relocate the Rooftop Equipment and Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant in connection with said relocation and any resulting relocation of utility lines.

In addition to the indemnification provisions set forth in this Lease (which indemnification provisions shall be applicable to the use by Tenant of the Rooftop Equipment), except to the extent resulting from the negligence or willful misconduct of Landlord or its agents, employees or contractors, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity to the extent that the same arises out of or results from Tenant’s use of the Rooftop Equipment and the rights granted to Tenant and the performance of Tenant’s obligations under this Section 16.30.

[Signatures on following page]

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

BOYLSTON WEST LLC, a Delaware limited liability company

By:	Fenway Enterprises Boylston West LLC, Its Managing Member

By:	S&A Fenway Enterprises LLC Its Manager

By:	/s/ Thomas P. Bloch

Name:	Thomas P. Bloch

Title:	Manager

TENANT:

DECIBEL THERAPEUTICS, INC., a Delaware corporation

By:

Name:

Title:
Hereunto duly authorized

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

BOYLSTON WEST LLC, a Delaware limited liability company

By:	Fenway Enterprises Boylston West LLC, Its Managing Member

By:	S&A Fenway Enterprises LLC Its Manager

By:

Name:

Title:

TENANT:

DECIBEL THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Steven H. Holtzman

Name:	Steven H. Holtzman

Title:	President & CEO
Hereunto duly authorized

EXHIBIT A

VANNESS

LEGAL DESCRIPTION

The Office Unit, Garage Unit, Junior Retail Unit and Residential Unit, as shown on that certain plan of land entitled “1345 Boylston Street Amended and Restated Vertical Subdivision Plan of Land in Boston, Massachusetts Suffolk County – Fenway District”, Prepared for Samuels & Associates, Prepared by DGT Survey Group, dated January 21, 2015 and recorded with the Suffolk County Registry of Deeds in Plan Book 2105, Page 23.

Exhibit A

EXHIBIT B-1

WORK AGREEMENT

1.1	Tenant’s Work

(A)     Tenant shall accept the Premises in their as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. Tenant, at its sole cost and expense, shall perform all work necessary to prepare the Premises for Tenant’s occupancy in accordance with plans and specifications prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord, such plans and specifications to be subject to the reasonable approval of the Landlord. Tenant shall submit to Landlord no later than forty-five (45) days after the date of this Lease, a detailed floor plan layout together with working drawings (the “Tenant’s Submission”) for work to be performed by Tenant to prepare the Premises for Tenant’s occupancy (“Tenant’s Work”). Such floor plan layout and working drawings (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-2. Provided that the Plans contain at least the information required by, and conform to the requirements of, said Exhibit B-2, Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed; however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Premises during daylight hours shall be in Landlord’s sole discretion. Landlord agrees to review and provide comments on the Plans within fifteen (15) business days of receipt. If Landlord disapproves of any Plans, then Tenant shall promptly have the Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than ten (10) business days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Plans shall have been approved by the Landlord without objection or condition.

(B)     Once the Plans have been approved by Landlord, Tenant, at its sole cost and expense, shall promptly, and with all due diligence, perform Tenant’s Work as set forth on the Plans, and, in connection therewith, the Tenant shall obtain all necessary governmental permits and approvals for Tenant’s Work. All of Tenant’s Work shall be performed strictly in accordance with the Plans (subject to minor and insubstantial field changes that have no material impact on the structure or building systems of the Office Area and will not delay Tenant’s Work), all applicable Legal Requirements and Insurance Requirements (as defined in Section 9.1 of the Lease) and in accordance with the provisions of Article IX of the Lease. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the Premises to the extent required by law, and Tenant shall not occupy the Premises for the conduct of business until and unless it has obtained such approval and has submitted to Landlord a copy of the same together with waivers of lien from all of Tenant’s contractors in form attached hereto as Exhibit G.

Exhibit B-1

1.2	Tenant Allowance

(A)     Landlord shall provide to Tenant an allowance of $5,302,770.00 (i.e., $165.00 per rentable square foot of the Premises) (the “Allowance”). The Allowance shall be used and applied by Tenant solely on account of the hard and soft costs of Tenant’s Work. “Landlord’s Contribution” shall be equal to the lesser of: (a) the actual cost of Tenant’s Work (the “Cost”) or (b) the Allowance. For purposes of this paragraph, “Cost” shall include all so-called hard and soft costs and expenses, including, without limitation, space planning, permits and approvals, construction documents, demolition, and construction associated with Tenant’s Work, the cost of architectural, engineering and project management fees and the cost of furniture, fixtures and equipment for the Premises. If the Cost of Tenant’s Work exceeds the Allowance, Tenant shall be responsible for the payment of all such excess.

(B)     Provided there shall then exists no Event of Default of Tenant under the Lease at the time that Tenant submits any requisition (“Requisition”) of Landlord’s Contribution, Landlord shall pay the cost of the work shown on each Requisition submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord. If Landlord declines to fund any Requisition on the basis of an Event of Default under the Lease, provided that the Lease is in full force and effect and Tenant cures such Event of Default in accordance with the terms and conditions of the Lease, then, subject to the provisions set forth herein, Tenant shall have the right to resubmit such declined Requisition, and Landlord shall pay any amounts properly due under such resubmitted Requisition.

(C)     Each Tenant Requisition shall be accompanied by the following: (i) a detailed breakdown of the costs of Tenant’s Work, (ii) a copy of each Application for Payment (substantially on the standard AIA form) from Tenant’s contractor for all contractor charges included in the Requisition, (iii) copies of invoices for any architectural fees and other costs not covered by a contractor’s Application for Payment that are included in the Tenant’s Requisition, (iv) a certification by an appropriate officer of Tenant or by Tenant’s architect that all of the construction work to be paid for with the applicable Requisition has been completed in a good and workmanlike manner, in accordance with Tenant’s Plans, (v) executed waivers of mechanic’s or material supplier’s liens (in the form attached hereto as Exhibit G or as Landlord shall reasonably require) waiving, releasing and relinquishing all liens, claims and rights to lien under applicable laws on account of any labor, materials and/or equipment furnished by any party through the date of Tenant’s Requisition (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the Tenant’s Requisition), and (vi) a certification by an appropriate officer of Tenant that Tenant has made (or upon receipt of the amount requested in the Tenant’s Requisition shall make) full payment for all of the work and other costs of Tenant’s Work covered by the Requisition.

(D)     Upon the earlier to occur of the date that is (x) fifteen (15) days following Substantial Completion (as hereinafter defined), or (y) the date of submission of a Requisition for the final ten percent (10%) of Landlord’s Contribution (or any portion thereof) (the “Final Requisition”), in addition to delivering the documentation required

Exhibit B-1

in subclauses (i) through (vi) above, such Final Requisition shall also be accompanied by all items required to be delivered by Tenant pursuant to Section 9.3 and Exhibit B-2 attached hereto. For the purposes hereof “Substantial Completion” shall mean completed in such a fashion as to enable Tenant, upon furnishing the same, to open for business in the normal course.

(E)     Notwithstanding anything to the contrary herein contained:

(1)     Tenant shall not submit more than one (1) Requisition in any calendar month.

(2)     Except with respect to work and/or materials previously paid for by Tenant, as evidenced by paid invoices and written lien waivers provided to Landlord, Landlord shall have the right with respect to any Tenant contractor or vendor that has filed a lien against the Property for work performed, or claimed to be performed, which has not been discharged or bonded over, to have Landlord’s Contribution paid to both Tenant and such contractor or vendor jointly, or directly to such contractor or vendor.

(3)     Landlord shall have no obligation to pay Landlord’s Contribution in respect of any Requisition submitted after the date which is four (4) months after Tenant’s occupancy of the Premises for the conduct of its business.

(4)     If the cost of Tenant’s Work exceeds the Allowance, Tenant shall be entitled to Landlord’s Contribution in accordance with the terms hereof, but each individual disbursement of Landlord’s Contribution shall be disbursed in the proportion that the Allowance bears to the total cost for Tenant’s Work.

(F)     In the event that such cost of Tenant’s Work is less than the Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Landlord shall be entitled to deduct from Landlord’s Contribution a construction management fee in an amount equal to one and one-half percent (1.5%) of the costs of Tenant’s Work.

1.3

Landlord’s Fit Plan Contribution. Landlord shall contribute $3,213.80 (i.e., $0.10 per rentable square foot of the Premises) (“Landlord’s Fit Plan Contribution”) towards the cost of the test fit plan prepared by Tenant’s architect. Landlord shall, within thirty (30) days of receipt of Tenant’s Fit Plan, pay Landlord’s Fit Plan Contribution to Tenant.

1.4

Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.2 of the Lease or any person hereafter designated in substitution or addition by written notice to the party relying.

Exhibit B-1

EXHIBIT B-2

VAN NESS

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).

2.	Location of standard electrical convenience outlets and telephone outlets.

3.	Location and details of electrical meters and special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc. and, if applicable, water meters.

9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.

Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

13.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.	Location of any special soundproofing requirements.

15.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.	Drawing submittal shall include the appropriate quantity required for Tenant to file for permit along with four half size sets and one full size set for Landlord’s review and use.

Exhibit B-2

17.	Provide all other information necessary to obtain all permits and approvals for Tenant’s Work.

18.

Upon completion of the work, Tenant shall provide Landlord with two hard copies and one CAD file (compatible with Landlord’s requirements) of updated architectural and mechanical drawings to reflect all project sketches and changes.

Exhibit B-2

EXHIBIT C

VAN NESS, BOSTON, MA

LANDLORD SERVICES

A.	General Cleaning of Office Areas (Monday through Friday)

1.	All carpeting in main traffic areas to be vacuumed daily and all other carpeted areas to be vacuumed at least once a week.

2.	All wood, vinyl tile, ceramic tile, linoleum and other similar types of hard flooring to be swept daily, dry mopped or spray buffed in all main traffic areas.

3.	Hand dust all accessible office furniture, files, baseboard radiation cover and fixtures weekly.

4.	Empty all waste receptacles nightly and remove waste paper and waste materials, including paper and cardboard for recycling, to designated area.

5.	Wash and clean all water fountains and coolers nightly. Sinks and floors adjacent to sinks to be washed nightly.

6.	Hand dust all door and other ventilating louvers within reach, as necessary, but not less often than monthly.

7.	Keep custodial closets and slop sinks in a neat orderly condition.

8.	Wipe clean all bright metal work as necessary.

9.	Check stairwells throughout building nightly and keep clean.

10.	Doors, trim and interior surfaces of all elevators to be properly maintained and kept clean.

B.	Lavatories

1.	Wet mop all lavatory floors nightly, using proper disinfectants.

2.	Clean all mirrors, counter tops, bright work and enameled surfaces in all lavatories nightly. Scour, wash and disinfect all basins, bowls and urinals using proper disinfectants.

3.	Wash and disinfect all toilet seats nightly.

4.	Fill toilet tissue holders, paper towel dispensers nightly and soap dispensers as required.

5.	Empty paper towel receptacles nightly.

6.	Empty sanitary disposal receptacles nightly.

7.	Thoroughly clean all wall tiles and toilet partitions as necessary.

Exhibit C

C.	High Dusting

Do all high dusting (not reached in nightly cleaning) quarterly, including the following:

1.	All pictures, frames, charts, display boards and similar wall hangings.

2.	Exposed pipes, ventilation and air conditioning ducts and high moldings.

3.	Tops of door frames and other interior casings.

D.	Window Cleaning

1.	All exterior windows to be cleaned outside as required.

2.	All interior atrium glass to be cleaned inside and outside as required.

3.	Interior glass panels in doors and offices to be cleaned as necessary but in no case less often than monthly.

4.	Entrance doors and other miscellaneous glass in common areas to be cleaned daily and kept in clean condition during the day.

5.	Wipe down metal window frames as necessary but not less often then monthly.

E.	Building Common Areas

1.	All travertine and other hard surface ceramic and vinyl tile floors to be damp mopped and spray buffed nightly.

2.	All carpeting in common areas to be vacuumed nightly.

3.	All entry mats to be vacuumed nightly and replaced as necessary.

4.	All common area finishes to be kept clean and polished in a manner appropriate to original finish.

5.	Common area lavatories, shower rooms and storage areas to be cleaned nightly and kept in a neat and orderly manner.

6.	All lights in common areas to be maintained in an operable condition with bulbs replaced as necessary.

7.	Loading areas, loading corridors, service elevator lobbies to be cleaned nightly.

8.	Garage and parking areas to be patrolled for debris and all trash containers emptied nightly.

Exhibit C-2

EXHIBIT D

FLOOR PLANS

FIFTH FLOOR AREA
TERRACE AREA

VANNESS

EXHIBIT D - FLOOR PLAN

Samuels & Associates

Exhibit D

DISCLAIMER
THIS EXHIBIT IS DIAGRAMMATIC AND IS INTENDED ONLY FOR THE PURPOSE OF INDICATING THE GENERAL LOCATION OF THE DEMISED PREMISES IN THE BUILDING. IT DOES NOT PURPORT TO SHOW THE EXACT OR FINAL LOCATION OF BUILDINGS, COLUMNS, DIVISION WALLS OR OTHER REQUIRED SITE, ARCHITECTURAL, STRUCTURAL, MECHANICAL OR ELECTRICAL ELEMENTS. LANDLORD RESERVES THE RIGHT TO ELIMINATE OR ADD AND TO MAKE CHANGES IN THE SIZE OR LOCATION OF SUCH ELEMENTS AS MAY BE REQUIRED OR AS LANDLORD MAY DEEM APPROPRIATE FROM TIME TO TIME. REFERENCES TO TENANTS OR OCCUPANTS HEREON ARE NOT AND SHALL NOT BE DEEMED REPRESENTATIONS OF EXISTING OR FUTURE TENANCIES OR OCCUPANCIES.

VAN NESS ST.
106
110
120
130
140
150
160
100
KILMARNOCK ST.
NEW ST. (RICHARD B. ROSS WAY)
CHEMICAL STORAGE PREMISES
276 SF
145
1341
135
125
115
105
BOYLSTON ST.

VAN NESS

EXHIBIT D - LAB SUPPORT AREAS

FIRST FLOOR PLAN

Samuels & Associates

Exhibit D

DISCLAIMER
THIS EXHIBIT IS DIAGRAMMATIC AND IS INTENDED ONLY FOR THE PURPOSE OF INDICATING THE GENERAL LOCATION OF THE DEMISED PREMISES IN THE BUILDING. IT DOES NOT PURPORT TO SHOW THE EXACT OR FINAL LOCATION OF BUILDINGS, COLUMNS, DIVISION WALLS OR OTHER REQUIRED SITE, ARCHITECTURAL, STRUCTURAL, MECHANICAL OR ELECTRICAL ELEMENTS. LANDLORD RESERVES THE RIGHT TO ELIMINATE OR ADD AND TO MAKE CHANGES IN THE SIZE OR LOCATION OF SUCH ELEMENTS AS MAY BE REQUIRED OR AS LANDLORD MAY DEEM APPROPRIATE FROM TIME TO TIME. REFERENCES TO TENANTS OR OCCUPANTS HEREON ARE NOT AND SHALL NOT BE DEEMED REPRESENTATIONS OF EXISTING OR FUTURE TENANCIES OR OCCUPANCIES.

PH NEUTRALIZATION
PREMISES
229 SF

VAN NESS

EXHIBIT D - LAB SUPPORT AREAS

FOURTH FLOOR PLAN

Samuels & Associates

Exhibit D

EXHIBIT D-1

FLOOR PLAN OF TERRACE AREA

TERRACE
AREA

VAN NESS

EXHIBIT D-1 - TERRACE AREA

Samuels & Associates

Exhibit D-1

EXHIBIT D-2

FLOOR PLAN OF RFO PREMISES

RFO
PREMISES

VAN NESS

EXHIBIT D-2 - RFO PREMISES

Samuels & Associates

Exhibit D-2

EXHIBIT E

DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this              day of                     , 201    , by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1.     This Agreement is made pursuant to Section [3.1] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2.     It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:

[INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

TENANT:

ATTEST:	[TENANT]

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

Exhibit E

EXHIBIT F

LANDLORD’S WORK

		Landlord	Tenant
HVAC	Estimated Capacity
Air Cooled Chiller (New 50 Ton air cooled Chiller & 40 Tons from existing Base Building Chiller)	90 tons	X
Chilled water pumps (qty 2)	180 gpm (10 HP)	X
Chilled water piping to AHU	4” Risers	X
Hot Water Boiler (qty 2)	1,400 MBH	X
Hot Water pumps (qty 2)	140 gpm (7.5 HP)	X
Hot Water piping to AHU		X
Hot Water piping to Fit out (ie VAV coils)			X
Lab Air Handling Unit with Heat Pipe Energy Recovery (located on tenant floor)	16,200 CFM	X
Humidifier to serve lab AHU		X
ATC Controls for C&S Equipment (AHU, EF, Chiller)		X
ATC Controls for fit out (VAVs, etc)			X
Trim humidifiers for individual rooms			X
Ventilation Air louver, ductwork to AHU		X
Supply Air Ductwork and VAV boxes for fit out			X
Exhaust Air Ductwork and EAV boxes for fit out			X
Return Air Ductwork fit out			X
Exhaust Air Riser to Roof	30“x52”	X
Exhaust Fan on Roof (qty 2)	16,200 CFM (30HP)	X
Existing AHU to serve office space	20,500 CFM	X
Dedicated Exhaust fans and risers for specialty spaces (ie chem storage)			X

ELECTRICAL
Optional Standby generator to serve lab programming	180KW	X
Ngas line to serve standby generator		X
ATS, Risers, Panels, Transformer, metering	600 AMP Service	X
OS power Feeders, distribution			X
normal power feeders, distribution			X
Fire Alarm			X
Lighting and Controls			X
HVAC wiring			X

Exhibit F

PLUMBING/FIRE PROTECTION
pH Neutralization room and lab waste piping/risers (Plus LL to provide $49K Allowance for system components)	X	—
Compressed Air Unit	X	—
Compressed air risers	X	—
Compressed air fit out		X
Vacuum Unit	X	—
Vacuum risers	X	—
Vacuum fit out		X
Non-potable water generation and distribution	X	—
Non-potable hot water generation and distribution		X
Tempered Water system generation and distribution (eyewash and shower)	X	—
RODI generation and distribution	X	—
RODI risers	X	—
RODI fit out		X
Specialty gases system and distribution (CO2, N2, LN2)		X

Exhibit F

EXHIBIT G

FORMS OF LIEN WAIVERS

CONTRACTOR’S PARTIAL WAIVER AND SUBORDINATION OF LIEN

STATE OF	Date:

COUNTY Application for Payment No.:

OWNER:

CONTRACTOR:

LENDER I MORTGAGEE:	None

1. Original Contract Amount:	$

2. Approved Change Orders:	$

3. Adjusted Contract Amount: (line 1 plus line 2)	$

4. Completed to Date:	$

5. Less Retainage:	$

6. Total Payable to Date: (line 4 less line 5)	$

7. Less Previous Payments:	$

8. Current Amount Due: (line 6 less line 7)	$

9. Pending Change Orders:	$

10. Disputed Claims:	$

The undersigned who has a contract with                      for furnishing labor or materials or both labor and materials or rental equipment, appliances or tools for the erection, alteration, repair or removal of a building or structure or other improvement of real property known and identified as located in                      (city or town),                      County,                      and owned by                     , upon receipt of

Exhibit G

($            ) in payment of an invoice/requisition/application for payment dated                      does hereby:

(a)

waive any and all liens and right of lien on such real property for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished through the following date                      (payment period), except for retainage, unpaid agreed or pending change orders, and disputed claims as stated above;

(b)

subordinate any and all liens and right of lien to secure payment for such unpaid, agreed or pending change orders and disputed claims, and such further labor or materials, or both labor and materials, or rental equipment, appliances or tools, except for retainage, performed or furnished at any time through the twenty-fifth day after the end of the above payment period, to the extent of the amount actually advanced by the above lender/mortgagee through such twenty-fifth day.

Signed under the penalties of perjury this              day of             , 20    .

WITNESS:	CONTRACTOR:

Name:	Name:
Title:	Title:

Exhibit G

SUBCONTRACTOR’S LIEN WAIVER

General Contractor:

Subcontractor:

Owner:

Project:

Total Amount Previously Paid:	$

Amount Paid This Date:	$

Retainage (Including This Payment) Held to Date:	$

In consideration of the receipt of the amount of payment set forth above and any and all past payments received from the Contractor in connection with the Project, the undersigned acknowledges and agrees that it has been paid all sums due for all labor, materials and/or equipment furnished by the undersigned to or in connection with the Project and the undersigned hereby releases, discharges, relinquishes and waives any and all claims, suits, liens and rights under any Notice of Identification, Notice of Contract or statement of account with respect to the Owner, the Project and/or against the Contractor on account of any labor, materials and/or equipment furnished through the date hereof.

The undersigned individual represents and warrants that he/she is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned and that this document binds the undersigned to the extent that the payment referred to herein is received.

The undersigned represents and warrants that it has paid in full each and every sub-subcontractor, laborer and labor and/or material supplier with whom undersigned has dealt in connection with the Project and the undersigned agrees at its sole cost and expense to defend, indemnify and hold harmless the Contractor against any claims, demands, suits, disputes, damages, costs, expenses (including attorneys’ fees), liens and/or claims of lien made by such sub-subcontractors, laborers and labor and/or material suppliers arising out of or in any way related to the Project. This document is to take effect as a sealed instrument.

Exhibit G

Signed under the penalties of perjury as of this          day of                 , 20    .

SUBCONTRACTOR:	Signature and Printed Name of Individual Signing this Lien Waiver

WITNESS:

Name:
Title:

Dated:

Exhibit G

CONTRACTOR’S WAIVER OF CLAIMS AGAINST OWNER AND ACKNOWLEDGMENT OF FINAL PAYMENT

Commonwealth of Massachusetts	Date:

COUNTY OF	Invoice No.:

OWNER:

CONTRACTOR:

PROJECT:

1. Original Contract Amount:	$

2. Approved Change Orders:	$

3. Adjusted Contract Amount:	$

4. Sums Paid on Account of Contract Amount:	$

5. Less Final Payment Due:	$

The undersigned being duly sworn hereby attests that when the Final Payment Due as set forth above is paid in full by Owner, such payment shall constitute payment in full for all labor, materials, equipment and work in place furnished by the undersigned in connection with the aforesaid contract and that no further payment is or will be due to the undersigned.

The undersigned hereby attests that it has satisfied all claims against it for items, including by way of illustration but not by way of limitation, items of: labor, materials, insurance, taxes, union benefits, equipment, etc. employed in the prosecution of the work of said contract, and acknowledges that satisfaction of such claims serves as an inducement for the Owner to release the Final Payment Due.

The undersigned hereby agrees to indemnify and hold harmless the Owner from and against all claims arising in connection with its Contract with respect to claims for the furnishing of labor, materials and equipment by others. Said indemnification and hold harmless shall include the reimbursement of all actual attorney’s fees and all costs and expenses of every nature, and shall be to the fullest extent permitted by law.

The undersigned hereby irrevocably waives and releases any and all liens and right of lien on such real property and other property of the Owner for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished by the undersigned, and anyone claiming by, through, or under the undersigned, in connection with the Project.

Exhibit G

The undersigned hereby releases, remises and discharges the Owner, any agent of the Owner and their respective predecessors, successors, assigns, employees, officers, shareholders, directors, and principals, whether disclosed or undisclosed (collectively “Releasees”) from and against any and all claims, losses, damages, actions and causes of action (collectively “Claims”) which the undersigned and anyone claiming by, through or under the undersigned has or may have against the Releasees, including, without limitation, any claims arising in connection with the Contract and the work performed thereunder.

Notwithstanding anything to the contrary herein, payment to the undersigned of the Final Payment Due sum as set forth above, shall not constitute a waiver by the Owner of any of its rights under the contract including by way of illustration but not by way of limitation guarantees and/or warranties. Payment will not be made until a signed waiver is returned to Owner.

The undersigned individual represents and warrants that he/she is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned.

Exhibit G

Signed under the penalties of perjury as a sealed instrument as of this          day of                                 ,                 .

                                          Corporation

By:
Name:
Title:
Hereunto duly authorized

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK

On this      day of                 , 20    , before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it as                      for                     , a corporation/partnership voluntarily for its stated purpose.

NOTARY PUBLIC My Commission Expires:

Exhibit G

EXHIBIT H

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.

Tenant’s Request. Tenant shall send a notice to Landlord in accordance with Section 3.2 of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, and (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years’ experience dealing in properties of a nature and type generally similar to the Office Area located in the Fenway, Longwood Medical Area and Cambridge markets.

2.

Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.

Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the Prevailing Market Rent for the Extended Term. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the Prevailing Market Rent.

5.

Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

7.

Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant’s broker shall alone make the determination of the

Exhibit H

Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, Tenant, Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he/she had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by Tenant, Landlord, the brokers first appointed or the Boston Bar Association, as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by Landlord or Tenant such vacancy may be filled by the said Boston Bar Association, and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

8.

Prevailing Market Rent. As used in this Lease, the term “Prevailing Market Rent” shall mean the fixed rents being charged by landlords of comparable mixed use buildings in the Fenway, Longwood, Back Bay and Cambridge areas of the Boston market that landlords have agreed to accept, and sophisticated nonaffiliated tenants of comparable buildings have agreed to pay, in current arms-length, nonequity (i.e., not being offered equity in the building), transactions for comparable space (in terms of use, condition, improvements, floor location, view and floor height) of a comparable size, for a renewal term and a nonrenewal term equal to the applicable Extended Term and taking into account all other then relevant factors, including, without limitation, adjustments for annual increases in rent during said Extended Term if so determined, the use as a combination laboratory and office, the condition of the Premises, operating expenses and taxes in excess of a base year, brokerage commissions, tenant improvement allowances, and rent concessions.

Exhibit H

EXHIBIT I

LIST OF MORTGAGES

Mortgage and Security Agreement and Absolute Assignment of Leases and Rents from Boylston West LLC to The Northwestern Mutual Life Insurance Company recorded in the Suffolk County Registry of Deeds in Book 51576, Page 148, as affected by First Amendment to Mortgage and Security Agreement and Absolute Assignment of Leases and Rents recorded in the Suffolk County Registry of Deeds in Book 53991, Page 286

Notice Address:

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Real Estate Investment Department, Loan No. 339279

Exhibit I

EXHIBIT J

FORM OF LETTER OF CREDIT

[Letterhead of a money center bank acceptable to Landlord]

[Please note the tenant on this Letter of Credit must match the exact tenant entity in the Lease]

[date]

[LANDLORD ENTITY]

c/o Samuels & Associates

333 Newbury Street

Boston, MA 02115

Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [Tenant] (“Applicant”), the aggregate amount of [spell out dollar amount] and [    ]/100 Dollars [($                )]. You shall have the right to make partial draws against this Letter of Credit from time to time.

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by [Landlord] (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an individual purporting to be an authorized agent of Beneficiary, certifying that such moneys are due and owing to Beneficiary, and a sight draft executed and endorsed by such individual.

This Letter of Credit is transferable in its entirety to any successor in interest to Beneficiary as owner of [Property, Address, City/Town, State]. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions. Any fees related to such transfer shall be for the account of the Applicant.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on [Final Expiration Date].

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

Exhibit J

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1998 Revision), International Chamber of Commerce Publication 590.

Very truly yours,

[Name of Issuing Bank]

By:
Name:
Title:

Exhibit J

EXHIBIT K

FORM OF

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

The Northwestern Mutual Life Ins. Co.

720 East Wisconsin Ave. - Rm N16WC

Milwaukee, WI 53202

Attn: Ann Eilenfeldt

SPACE ABOVE THIS LINE FOR RECORDER’S USE

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT is entered into as of                     , 2015, between DECIBEL THERAPEUTICS, INC., a Delaware corporation, whose mailing address is 215 First Street, 4th Floor, Cambridge, MA 02142, (“Tenant”), Boylston West LLC, a Delaware limited liability company, whose mailing address is c/o Samuels & Associates, 333 Newbury Street, Boston, MA 02115, (“Borrower”), and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lender”), whose address for notices is 720 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Real Estate Investment Department, Reference Loan No. 339279.

RECITALS

A.    Tenant is the lessee or successor to the lessee, and Borrower is the lessor or successor to the lessor under a certain Lease, dated             , 2016 (the “Lease”), for the Demised Premises.

B.    Lender has made, or will make, a mortgage loan to be secured by a mortgage, deed to secure a debt or deed of trust from Borrower for the benefit of Lender (as it may be amended, restated or otherwise modified from time to time, the “Lien Instrument”) encumbering the fee title to and/or leasehold interest in the land having a street address of 1325 Boylston Street, Boston, MA, described in Exhibit A attached hereto and the improvements thereon (collectively, the “Property”), wherein the premises covered by the Lease (the “Demised Premises”) are located.

C.    Borrower and Lender have executed, or will execute, an Absolute Assignment of Leases and Rents (the “Absolute Assignment”), pursuant to which (i) the Lease is assigned to

Exhibit M

Lender and (ii) Lender grants a license back to Borrower permitting Borrower to collect all rents, income and other sums payable under the Lease until the revocation by Lender of such license, at which time all rents, income and other sums payable under the Lease are to be paid to Lender.

D.     Lender has required the execution of this Agreement by Borrower and Tenant as a condition to Lender making the requested mortgage loan or consenting to the Lease.

E.     Tenant acknowledges that, as its consideration for entering into this Agreement, Tenant will benefit by entering into an agreement with Lender concerning Tenant’s relationship with any purchaser or transferee of the Property (including Lender) in the event of foreclosure of the Lien Instrument or a transfer of the Property by deed in lieu of foreclosure (any such purchaser or transferee and each of their respective successors or assigns is hereinafter referred to as “Successor Landlord”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, Borrower and Lender agree as follows:

1.	Tenant and Borrower agree for the benefit of Lender that:

(a)	Tenant shall not pay, and Borrower shall not accept, any rent or additional rent more than one month in advance;

(b)

Except as specifically provided in the Lease, Tenant and Borrower will not enter into any agreement for the cancellation of the Lease or the surrender of the Demised Premises without Lender’s prior written consent; provided, however that no such consent is required for Tenant’s surrender of the Demised Premises upon the scheduled expiration of term of the Lease and Tenant is not then in default of the Lease beyond any applicable cure period;

(c)

Tenant and Borrower will not enter into any agreement amending or modifying the Lease without Lender’s prior written consent, except for amendments or modifications specifically contemplated in the Lease for confirming the lease commencement date, the rent commencement date, the term, the square footage leased, the renewal or extension of the Lease, or the leasing of additional space at the Property;

(d)

Tenant will not terminate the Lease because of a default thereunder by Borrower unless (i) such termination right, if any, is expressly permitted under the Lease, and (ii) Tenant shall have first given Lender written notice and the same opportunity to cure such default as is afforded to Landlord under the Lease;

(e)	Tenant, upon receipt of notice from Lender that it has exercised its rights under the Absolute Assignment and revoked the license granted to Borrower to collect

Exhibit K

all rents, income and other sums payable under the Lease, shall pay to Lender all rent and other payments then or thereafter due under the Lease, and any such payments to Lender shall be credited against the rent or other obligations due under the Lease as if made to Borrower;

(f)

Tenant will not conduct any dry cleaning operations on the Demised Premises using chlorinated solvents nor will Tenant use any chlorinated solvents in the operation of their business on the Demised Premises; and

(g)	Tenant shall pay any and all termination fees due and payable under the Lease directly to Lender.

2.     The Lease is hereby subordinated in all respects to the Lien Instrument and to all renewals, modifications and extensions thereof, subject to the terms and conditions hereinafter set forth in this Agreement, but Tenant waives, to the fullest extent it may lawfully do so, the provisions of any statute or rule of law now or hereafter in effect that may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease or the obligations of Tenant thereunder by reason of any foreclosure proceeding.

3.     Borrower, Tenant and Lender agree that, unless Lender shall otherwise consent in writing, the fee title to, or any leasehold interest in, the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in Borrower or Tenant or any third party by purchase, assignment or otherwise.

4.     If the interests of Borrower in the Property are acquired by a Successor Landlord:

(a)

If Tenant shall not then be in default in the payment of rent or other sums due under the Lease or be otherwise in material default beyond applicable cure periods under the Lease, the Lease shall not terminate or be terminated and the rights of Tenant thereunder shall continue in full force and effect except as provided in this Agreement;

(b)

Tenant agrees to attorn to Successor Landlord as its lessor; Tenant shall be bound under all of the terms, covenants and conditions of the Lease for the balance of the term thereof, including any renewal options which are exercised in accordance with the terms of the Lease;

(c)	The interests so acquired shall not merge with any other interests of Successor Landlord in the Property if such merger would result in the termination of the Lease;

(d)

If, notwithstanding any other provisions of this Agreement, the acquisition by Successor Landlord of the interests of Borrower in the Property results, in whole or part, in the termination of the Lease, there shall be deemed to have been created a lease between Successor Landlord and Tenant on the same terms and conditions as the Lease, except as modified by this Agreement, for the remainder of the term of the Lease with renewal options, if any; and

Exhibit K

(e)

Successor Landlord shall be bound to Tenant under all of the terms, covenants and conditions of the Lease, and Tenant shall, from and after Successor Landlord’s acquisition of the interests of Borrower in the real estate, have the same remedies against Successor Landlord for the breach of the Lease that Tenant would have had under the Lease against Borrower if the Successor Landlord had not succeeded to the interests of Borrower; provided, however, that Successor Landlord shall not be:

(i)

Liable for the breach of any representations or warranties set forth in the Lease or for any act, omission or obligation of any landlord (including Borrower) or any other party occurring or accruing prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises, except for any repair and maintenance obligations of a continuing nature as of the date of such acquisition;

(ii)

Liable for any obligation to construct any improvements in, or make any alterations to, the Demised Premises, or to reimburse Tenant by way of allowance or otherwise for any such improvements or alterations constructed or made, or to be constructed or made, by or on behalf of Tenant in the Demised Premises;

(iii)

Subject to any offsets or defenses which Tenant might have against any landlord (including Borrower) prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises except for any offset rights expressly set forth in the Lease, if any, provided that (a) Tenant is entitled to the offset right under the Lease, and (b) in each instance Successor Landlord has received written notice from Tenant of the default giving rise to the conditional offset right and the opportunity to cure such default prior to Successor Landlord succeeding to the interest of Borrower in the Premises, and Successor Landlord elects not to cure such default;

(iv)	Liable for the return of any security deposit under the Lease unless such security deposit shall have been actually deposited with Successor Landlord;

Exhibit K

(v)	Bound to Tenant subsequent to the date upon which Successor Landlord transfers its interest in the Demised Premises to any third party;

(vi)

Liable to Tenant under any indemnification provisions set forth in the Lease, except that Lender shall be liable under any such indemnification provisions for its acts that occur during the time that Lender is landlord under the Lease; or

(vii)	Liable for any damages in excess of Successor Landlord’s equity in the Property.

The provisions of this paragraph shall be effective and self-operative immediately upon Successor Landlord succeeding to the interests of Borrower without the execution of any other instrument.

5.     Tenant represents and warrants that Tenant, all persons and entities owning (directly or indirectly) an ownership interest in Tenant and all guarantors of all or any portion of the Lease: (i) are not, and shall not become, a person or entity with whom Lender is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not, and shall not become, a person or entity with whom Lender is restricted from doing business under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder; and (iii) are not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) and (ii) above.

6.     This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors in interest. In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors and assigns, and shall remain in full force and effect notwithstanding any renewal, extension, increase, or refinance of the indebtedness secured by the Lien Instrument, without further confirmation. Upon recorded satisfaction of the Lien Instrument, this Agreement shall become null and void and be of no further effect.

(Remainder of page intentionally left blank)

Exhibit K

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:	DECIBEL THERAPEUTICS, INC.,
a Delaware corporation

By:
Name:
Its:

STATE OF                                              )

                    )ss.

COUNTY OF                             )

On this                      day of                    , 20    , before me appeared                                  to me personally known, who being by me duly sworn did say that said                                  is the                                 ; that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was executed in behalf of said corporation and its corporate seal affixed thereto by authority of its Board of                     ; and said                      acknowledged said instrument to be the free act and deed of said corporation.

Notary Public in and for
County,
My commission expires:

(Signatures of Borrower and Lender continued on following pages)

Exhibit K

(Signatures continued)

BORROWER:	BOYLSTON WEST LLC, a Delaware limited
liability company

By:
Name:
Its:

Attest:
Name:
Its:

STATE OF                                              )

                    )ss.

COUNTY OF                             )

On this                     day of                    , 20    , before me appeared                                  and                                  to me personally known, who being by me duly sworn did say that said                                  is the                                  President, and said                                  is the                      Secretary of                                 ; that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was executed in behalf of said corporation and its corporate seal affixed thereto by authority of its Board of                    ; and said                      and                      acknowledged said instrument to be the free act and deed of said corporation.

Notary Public in and for
County,
My commission expires:

(Signature of Lender continued on following pages)

Exhibit K

(Signatures continued)

LENDER:	THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY, a Wisconsin corporation

	By:	Northwestern Mutual Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate

By:

, {name & title of signer}

Attest:

(corporate seal)	, Assistant Secretary

STATE OF WISCONSIN                       )

                    )ss.

COUNTY OF MILWAUKEE )

On this                     day of                     , 20    , before me appeared                                 and                                 to me personally known, who being by me duly sworn did say that said                                 is the Managing Director, and said                                 is the Assistant Secretary of Northwestern Mutual Investment Management Company, LLC, on behalf of THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY; that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was executed in behalf of said corporation and its corporate seal affixed thereto by authority of its Board of Trustees; and said                     and                     acknowledged said instrument to be the free act and deed of said corporation.

Notary Public in and for
Milwaukee County,
My commission expires:

Exhibit K

EXHIBIT “A”

(Description of Property)

The Office Unit, Junior Retail Unit and Residential Unit, as depicted on plan of land entitled “1345 Boylston Street Amended and Restated Vertical Subdivision Plan of Land in Boston, Massachusetts Suffolk County – Fenway District”, prepared for Samuels & Associates, prepared by DGT Survey Group, dated January 21, 2015, and recorded with the Suffolk County Registry of Deeds at Plan Book 2015, Page 23 (the “A & R Plan”), located at 1345 Boylston Street, Boston, Suffolk County, Commonwealth of Massachusetts.

Being a portion of the premises described in the following: Deed of Fenway Enterprises 80 Van Ness Street LLC, dated May 8, 2012, recorded on May 9, 2012 at Book 49480, Page 308; Deed of Fenway Enterprises 1325 Boylston Street LLC dated May 8, 2012, recorded May 9, 2012 at Book 49480, Page 236. And see Certificate of Merger of Van Ness FE LLC, 1325 Boylston FE LLC and 1345 Boylston FE LLC into Boylston West LLC, recorded February 19, 2013 at Book 51008, Page 160.

Together with the right to use 16’ passageway as shown on a plan in Book 6133, Page 327 to travel to and from Kilmarnock Street and Yawkey Way.

Together with the benefit of the easements set forth in Declaration of Easements, Covenants, Conditions and Restrictions by and between Boylston West Target LLC, Boylston West LLC, and Boylston West Garage LLC dated May 31,2013 and recorded in Book 51576, Page 1, as affected by Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions by and between Boylston West Target LLC, Boylston West LLC, and Boylston West Garage LLC dated May 31,2013 and recorded January 26,2015 at Book 53991, Page 132.

Exhibit K

EXHIBIT L

I CUBED REQUIRED INFORMATION

“Annual Data” means the following data in accordance with the process provided in the Regulations (801 CMR 51) and the DOR Guidance (Technical Information Release 08-18 as modified by Technical Information Release 09-10 and any other guidance issued by the Commissioner of the Department of Revenue pursuant to Section 12 of the Act (Sections 5 through 12A of Chapter 293 of the Acts of 2006 of the Commonwealth, as amended by Chapter 129 of the Acts of 2008 and Chapter 238 of the Acts of 2012 and by Chapter 287 of the Acts of 2014)):

(A) with respect to construction-related revenue, (i) the taxpayer ID number of each general contractor or subcontractor, (ii) the aggregate amount of wages paid by any such general contractor or subcontractor and the aggregate income tax withholding amounts paid to the Commonwealth with respect to such wages by each general contractor or subcontractor, and (iii) the aggregate amount of purchases of goods and materials made by any such general contractor or subcontractor and the aggregate sales/use taxes paid to the Commonwealth with respect to such purchases by each such general contractor or subcontractor; and

(B) each lessee’s taxpayer ID number; (ii) aggregate actual wages paid by each lessee with respect to any Eligible New Jobs; and (iii) aggregate sales generated by each lessee, if applicable.

“Eligible New Job” shall mean a new job deemed created in the Commonwealth on the first day for which Massachusetts personal income tax withholding is required in connection with the compensation paid to the employee or the first day for which Massachusetts estimated tax payments are payable by a partner of a partnership.

Exhibit L

EXHIBIT M

LIST OF TENANT’S HAZARDOUS MATERIALS

CHEMICAL	AMOUNT
Dry Chemicals:
Agar	1 kg
Agarose	500 gm
Alpha-Ketoglutarate	25 gm
Ascorbic Acid	500 gm
EDTA	100 gm
EGTA	100 gm
Glycine	250 gm
HEPES	500 gm
LB powder	2 kg
Potassium chloride (KCl)	1 kg
Potassium phosphate (K2HP04)	500 gm
Potassium phosphate monobsic (KH2P04)	500 gm
Sodium Acetate	l kg
Sodium bicarbonate (NaHC03)	1 kg
Sodium chloride (NaCl)	2 kg
Sodium Dodecyl Sulfate (SDS)	250 gm
Sodium Phospate (Na2HP04)	500 gm
Sodium phosphate monobasic (NaH2P04)	500 gm
Tris Hydrochloride (TrisHCl)	1 kg
UREA	1 kg
Zinc chloride (ZnCl)	250 gm

Liquid Chemicals:
Bleach	10 X lLiter
Dimethyl sulfoxide (DMSO)	4 X 4 Liters
Dimethylacetamide	500 mls
Formaldehyde	500 ml
Glycerol	250 mls
TEMED	25 mls
TritonX-100	100 mls
Trizon reagent	100 mls
Tween20	100 mls
Paraformaldehyde	100 mls
Formalin	500 mls

Exhibit M

Chloroform	500 mls

Alkaline:
Potassium hydroxide (KOH)	200 mls of 8Molar
Sodium Hydroxide (NaOH)	600 mls of 5Molar
Tris Base	1 kg

Acid:
Acetic Acid (glacial)	4 liters
Hydrochloric acid (HCl-37%)	2.5 Liter
Phosphoric acid	100 gms
Sulfuric acid (H2S04)	2.5 Liter

Flammable Solvents:
Acetone	4 liters
Acetonitrile	4 x 4 liter
Ethanol	8 X 1 gallon
Isopropyl alcohol	2 X 4 Liter
Methanol	4X 4 liters

Exhibit M

EXHIBIT N

SCHEDULE OF CERTAIN SYSTEM REPAIR AND MAINTENANCE RESPONSIBILITIES

Division	System	System and delivery to the space contracted by	System maintained by
Plumbing	RODI	Samuels	Decibel
	pH Neutralization*	Samuels	Decibel**
	Compressed Air	Samuels	Decibel
	Lab Vacuum	Samuels	Decibel
	Tepid water	Samuels	Samuels
	Specialty gasses	Decibel	Decibel

HVAC	Office Air Handling/Exhaust	Samuels	Samuels
	Lab air handling	Samuels	Decibel
	Lab exhaust	Samuels	Samuels
	Energy Recovery	Samuels	Samuels
	Chiller / Chileld water system	Samuels	Samuels
	ACF Air Handler	Decibel	Samuels
	Boxes/FCU/WSHPs in tenant space	Decibel	Samuels

Electrical	Standby Generator	Samuels	Decibel
	ATS	Samuels	Decibel

*	Requires licensed operator
**	Outsoured service until a Decibel FTE can get license

Exhibit N

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of the 24th day of September, 2018 (the “Effective Date”) by and between BOYLTON WEST LLC, a Delaware limited liability company (“Landlord”) and DECIBEL THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.    Tenant and Landlord are parties to that certain Lease dated July 20, 2016 (the “Original Lease”), as amended by that certain Declaration Affixing the Commencement Date of Lease dated May 25, 2017 (as so amended, the “Lease”), pursuant to which Tenant leased certain premises comprised of 32,138 rentable square feet, consisting of approximately 31,633 rentable square feet in the Fifth Floor Area, and approximately 505 rentable square feet in the Lab Support Area (the “Premises”) in the building known as Van Ness, Boston, Massachusetts (the “Building”), as more fully set forth in the Lease.

B.    Landlord and Tenant wish to enter into this First Amendment to (i) reduce the amount of the security deposit, and (ii) amend certain other terms and conditions of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.    Capitalized Terms. All capitalized terms not otherwise modified or defined herein shall have the same meanings as are ascribed to them in the Lease. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this First Amendment.

2.    Security Deposit. Landlord hereby acknowledges that it holds a security deposit in the amount of One Million Forty-Four Thousand Four Hundred Eighty-Four and 98/100 Dollars ($1,044,484.98) pursuant to Section 16.26 of the Original Lease (the “Letter of Credit”). Notwithstanding anything to the contrary contained herein or in the Lease, (i) within ten (10) business days after the Effective Date, the amount of the Letter of Credit shall be reduced to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “First Reduction Letter of Credit Amount”), and (ii) if (x) Tenant satisfies the Reduction Conditions (as hereinafter defined) as of the Reduction Review Date (as hereinafter defined), or (y) Tenant satisfies the IPO Reduction Condition (as hereinafter defined) as of the IPO Date (as hereinafter defined), then the amount of the Letter of Credit shall be further reduced to Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Second Reduction Letter of Credit Amount”).

Tenant shall be deemed to have satisfied the “Reduction Conditions” if, as of the first date of the fifth (5th) Lease Year (the “Reduction Review Date”), all of the following shall be true as of such date: (a) no Event of Default by Tenant is in existence and continuing, and (b) Tenant evidences that Tenant has a total net worth (total stockholders’ equity, as determined in accordance with generally accepted accounting principles and practices in effect at the time) of at least Twenty-Five Million and 00/100 Dollars ($25,000,000.00), as evidenced by Tenant’s audited financial statements delivered to Landlord. Tenant shall be deemed to have satisfied the “IPO Reduction Condition” if, as of the IPO Date (as hereinafter defined), no Event of Default by Tenant is in existence and continuing.

Landlord shall, within ten (10) business days after the Effective Date, effect the reduction of the Letter of Credit to the First Reduction Letter of Credit Amount by either accepting an amendment to the Letter of Credit which Landlord is then holding (which amendment shall be in form and substance reasonably acceptable to Landlord) or by exchanging the Letter of Credit which Landlord is then holding for a substitute Letter of Credit complying with the requirements of Section 16.26 of the Original Lease in the appropriate amount.

If Tenant has satisfied the Reduction Conditions as of the Reduction Review Date, Landlord shall, at Tenant’s election and within ten (10) business days after the Reduction Review Date, effect the reduction of the Letter of Credit to the Second Reduction Letter of Credit Amount by either accepting an amendment to the Letter of Credit which Landlord is then holding (which amendment shall be in form and substance reasonably acceptable to Landlord) or by exchanging the Letter of Credit which Landlord is then holding for a substitute Letter of Credit complying with the requirements of Section 16.26 of the Original Lease in the appropriate amount. If Landlord refuses to recognize that Tenant has achieved the Reduction Conditions based upon Tenant’s failure to be in full compliance with the Reduction Conditions, then Landlord shall promptly so advise Tenant in writing, and if Tenant shall thereafter cure such non-compliance, then Landlord shall permit Tenant to reduce the Letter of Credit to the Second Reduction Letter of Credit Amount if, on the date that Tenant cures such non-compliance, all of the Reduction Conditions are the satisfied.

Notwithstanding anything to the contrary contained herein or in the Lease, if as of the date of Tenant’s initial public offering (the “IPO Date”), whether the IPO Date is before the Reduction Review Date or after the Reduction Review Date, Tenant satisfies the IPO Reduction Condition, upon written request of Tenant, Landlord shall, within ten (10) business days after receiving Tenant’s written request, effect the reduction of the Letter of Credit to the Second Reduction Letter of Credit Amount by either accepting an amendment to the Letter of Credit which Landlord is then holding (which amendment shall be in form and substance reasonably acceptable to Landlord) or by exchanging the Letter of Credit which Landlord is then holding for a substitute Letter of Credit complying with the requirements of Section 16.26 of the Original Lease in the appropriate amount. If Landlord refuses to recognize that Tenant has achieved the IPO Reduction Condition based upon Tenant’s failure to be in full compliance with the IPO Reduction Condition, then Landlord shall promptly so advise Tenant in writing, and if Tenant shall thereafter cure such non-compliance, then Landlord shall permit Tenant to reduce the Letter of Credit to the Second Reduction Letter of Credit Amount if, on the date that Tenant cures such non-compliance, the IPO Reduction Condition is the satisfied.

3.    Tenant’s Share of Real Estate Taxes. Notwithstanding anything to the contrary contained herein or in the Lease, commencing on January 1, 2018 (the “Tax Adjustment Date”)

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and thereafter for the remainder of the Lease Term (the “Remaining Lease Term”), with respect to any full Tax Year or fraction of a Tax Year falling within the Remaining Lease Term, Tenant shall pay to Landlord, as Additional Rent, Landlord’s Tax Expenses Allocable to the premises. With respect to any full Tax Year or fraction of a Tax Year falling within the period commencing on the Rent Commencement Date and expiring on December 31, 2017, Tenant shall be responsible for payment to Landlord of the amount of the Tax Excess, in accordance with Section 6.2 of the Original Lease. After receiving a fully executed copy of this First Amendment, Tenant shall pay to Landlord $248,266,08. Landlord hereby acknowledges and agrees that after receiving such payment, Tenant shall have paid all necessary amounts for Real Estate Taxes due through September 30, 2018.

Tenant acknowledges that as of the Effective Date, Landlord has delivered to Tenant a statement (the “2018 Tax Statement”) showing Landlord’s Tax Expenses Allocable to the Premises reasonably estimated by Landlord (the “2018 Tax Expenses”) for the period commencing on the Tax Adjustment Date and expiring on December 31, 2018 (the “2018 Tax Expenses Period”).

Notwithstanding anything to the contrary contained herein or in the Lease, after Landlord’s Tax Expenses Allocable to the Premises are determinable for the 2018 Tax Year, Landlord shall render Tenant a statement in reasonable detail showing for the 2018 Tax Year, real estate taxes allocated to the Office Area, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of Landlord’s Tax Expenses Allocable to the Premises, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the 2018 Tax Year. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due for the 2018 Tax Year. Any balance shown as due to Tenant for the 2018 Tax Year shall be credited against Annual Fixed Rent next due.

Commencing on the Effective Date, and thereafter for the Remaining Lease Term, payments by Tenant on account of Landlord’s Tax Expenses Allocable to the Premises, including the 2018 Tax Expenses, shall be made monthly at the time and in the fashion provided in the Lease for the payment of Annual Fixed Rent. Commencing on January 1, 2019, with respect to any full Tax Year or fraction of a Tax Year falling within the Remaining Lease Term, the amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Landlord’s Tax Expenses Allocable to the Premises, ten (10) days at least before the day on which tax payments by Landlord would become delinquent. Commencing on January 1, 2019, with respect to any full Tax Year or fraction of a Tax Year falling within the Remaining Lease Term, after Landlord’s Tax Expenses Allocable to the Premises are determinable for each Tax Year or fraction of a Tax Year falling within the Remaining Lease Term, Landlord shall render Tenant a statement in reasonable detail showing for the preceding year or fraction thereof, as the case may be, real estate taxes allocated to the Office Area, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of Landlord’s Tax Expenses Allocable to the Premises, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any

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sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord.

4.    Attorneys’ Fees. Landlord agrees that Landlord shall reimburse Tenant for all attorneys’ fees incurred by Tenant in connection with this First Amendment, including, but not limited to, attorneys’ fees incurred by Tenant for the negotiation and drafting of this First Amendment. Such attorneys’ fees shall be due and payable to Tenant within thirty (30) days after the delivery to Landlord of Tenant’s invoice therefor, accompanied by copies of third-party invoices evidencing the amount of such fees and costs.

5.    Brokerage Indemnity. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder and that no broker is entitled to any compensation or charges in connection with this First Amendment or the transaction contemplated hereby. Each party covenants and agrees to defend, with counsel approved by the other party, indemnify and save the other party harmless from and against any and all cost, expense or liability for any compensation, commission or charges resulting from any breach of this Section 5.

6.    Ratification. Except as expressly modified by this First Amendment, the Lease shall remain in full force and effect, and as further modified by this First Amendment, is expressly ratified and confirmed by the parties hereto. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

7.    Governing Law: Interpretation and Partial Invalidity. This First Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this First Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this First Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this First Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and are not to be considered in construing this First Amendment. This First Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this First Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

8.    Binding Agreement. This document shall become effective and binding only upon the execution and delivery of this First Amendment by both Landlord and Tenant.

9.    Counterparts and Authority. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or

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persons executing this First Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this First Amendment.

[Remainder of page intentionally left blank; Signatures on next page]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD:	BOYLTON WEST LLC,
a Delaware limited liability company

	By:	/s/ Leslie Cohen
		Name:	Leslie Cohen
		Title:	Manager

TENANT:	DECIBEL THERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Steven H. Holtzman
		Name:	Steven H. Holtzman
		Title:	President and CEO

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is entered into as of 10/8/2020 (the “Effective Date”), by and between BOYLSTON WEST LLC, a Delaware limited liability company, having a mailing address c/o Samuels & Associates, 136 Brookline Avenue, Boston, Massachusetts 02215 (“Landlord”) and DECIBEL THERAPEUTICS, INC., a Delaware corporation, having a mailing address at 1325 Boylston Street #500, Boston, MA 02215 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Lease dated July 20, 2016 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of September 24, 2018 (as so amended, the “Lease”) relating to certain premises (the “Premises”) consisting of approximately 32,138 rentable square feet in the mixed use project (the “Project”) commonly referred to as Van Ness and located at 1325 Boylston St, Boston, Massachusetts, as more particularly described therein;

WHEREAS, Tenant has provided to Landlord and Landlord acknowledges that it currently holds a letter of credit in the amount of $750,000.00 (the “Letter of Credit”) as a security deposit under the terms of the Lease;

WHEREAS, the parties hereto desire to amend and modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Rent Relief.

Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree as follows:

Landlord shall draw upon the Letter of Credit in an amount equal to the monthly installments of Annual Fixed Rent for and with respect to the period between September 1, 2020 and November 30, 2020 (the “Rent Relief Period”), which charges total $570,668.49 in the aggregate (the “LOC Application Amount”). Tenant shall, no later than December 31, 2020 (the “Due Date”), at Tenant’s option, either (a) amend the Letter of Credit or deliver an additional Letter of Credit which satisfies the requirements of Section 16.26 of the Original Lease in an amount equal to the LOC Application Amount or (b) deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in the Lease. Tenant will at all times remain responsible for the payment of all utility services for the Premises as well as Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises, and normal rent payments will resume on December 1, 2020.

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The terms of this Section 1 shall be (i) applicable only for so long as there is no Event of Default in existence pursuant to the terms of the Lease, and (ii) personal to Tenant and its affiliates, and not transferable to any other assignee or sublessee of Tenant, whether permitted or otherwise.

2.	Forbearance.

Subject to and conditioned upon Tenant’s timely repayment of the LOC Application Amount by the Due Date, and Tenant’s continued performance of all of its obligations under the Lease, Landlord agrees to forbear the exercise of its rights and the remedies otherwise available to Landlord under the Lease in connection with any default arising out of the LOC Application Amount. Except as set forth herein, Landlord shall retain all rights and remedies it has under the Lease, at law and at equity, with respect to any Event of Default arising under the Lease.

3.	Miscellaneous.

(a)

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Second Amendment.

(b)	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c)	In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

(d)

Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. This Second Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Second Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

(e)

The capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment.

(f)

Tenant acknowledges that, to the best knowledge of Tenant, Landlord is not in default under the Lease as of the date hereof, and that, the best knowledge of Tenant, it is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute an event of default by Landlord under the Lease. Tenant has no claims, defenses or set-offs of any kind

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to the payment or performance of Tenant’s obligations under the Lease, except to the extent expressly provided in the Lease. Subject to Section 2 above, nothing contained herein shall be deemed to waive any sums due from Tenant to Landlord, or any default or event which, which the passage of time or delivery of notice, or both, would constitute an Event of Default under the Lease as of the date hereof.

(g)

Landlord and Tenant each represents and warrants to the other that it has not employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Second Amendment. Landlord and Tenant shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agency or finder engaged by Landlord or Tenant or with whom Landlord or Tenant has dealt in connection with this Second Amendment.

(h)

This Second Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument. The parties hereby acknowledge and agree that electronic signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Second Amendment had been delivered. Landlord and Tenant (i) intend to be bound by the signatures (whether original or electronic) on any document sent by electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Second Amendment based on the foregoing forms of signature.

(i)

This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Second Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Second Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Second Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and are not to be considered in construing this Second Amendment. This Second Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Second Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

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(j)	Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[This page ends here. Signatures on following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:

BOYLSTON WEST LLC, a Delaware limited liability company

By: Fenway Enterprises Boylston West LLC, Its Managing Member

By: S&A Fenway Enterprises LLC Its Manager

By:	/s/ Joel Sklar
Name: Joel Sklar
Its: Manager
Hereunto duly authorized

TENANT:

DECIBEL THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Laurence Reid
Name: Laurence Reid
Its: ceo
Hereunto duly authorized

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